Exhibit 10.2

$100,000,000

TERM LOAN CREDIT AGREEMENT

dated as of September 1, 2005,

among

D 56, INC.,
DEPARTMENT 56 RETAIL, INC.,
TIME TO CELEBRATE, INC.
and
LENOX, INCORPORATED,
as Borrowers,

DEPARTMENT 56, INC.,
and
THE OTHER GUARANTORS PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO

UBS SECURITIES LLC,
as Sole Arranger and Syndication Agent,

UBS AG, STAMFORD BRANCH,
as Administrative Agent and Collateral Agent,

and

WELLS FARGO FOOTHILL, LLC,

as Documentation Agent,

Table of Contents

ARTICLE I. DEFINITIONS
SECTION 1.01 Defined Terms
SECTION 1.02 Classification of Term Loans and Term Borrowings
SECTION 1.03 Terms Generally
SECTION 1.04 Accounting Terms; GAAP

ARTICLE II. THE CREDITS
SECTION 2.01 Commitments
SECTION 2.02 Term Loans.
SECTION 2.03 Borrowing Procedure
SECTION 2.04 Evidence of Debt; Repayment of Term Loans.
SECTION 2.05 Fees.
SECTION 2.06 Interest on Term Loans.
SECTION 2.07 Termination of Commitments
SECTION 2.08 Interest Elections.
SECTION 2.09 Amortization of Term Borrowings
SECTION 2.10 Optional and Mandatory Prepayments of Term Loans.
SECTION 2.11 Alternate Rate of Interest
SECTION 2.12 Increased Costs
SECTION 2.13 Breakage Payments
SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
SECTION 2.15 Taxes
SECTION 2.16 Mitigation Obligations; Replacement of Lenders.

ARTICLE III. REPRESENTATIONS AND WARRANTIES
SECTION 3.01 Organization; Powers
SECTION 3.02 Authorization; Enforceability
SECTION 3.03 Governmental Approvals; No Conflicts
SECTION 3.04 Financial Statements
SECTION 3.05 Properties
SECTION 3.06 Equity Interests and Subsidiaries
SECTION 3.07 Litigation; Compliance with Laws
SECTION 3.08 Agreements
SECTION 3.09 Federal Reserve Regulations
SECTION 3.10 Investment Company Act; Public Utility Holding Company Act
SECTION 3.11 Use of Proceeds
SECTION 3.12 Taxes
SECTION 3.13 No Material Misstatements
SECTION 3.14 Labor Matters
SECTION 3.15 Solvency
SECTION 3.16 Employee Benefit Plans
SECTION 3.17 Environmental Matters
SECTION 3.18 Insurance

i

SECTION 3.19 Security Documents
SECTION 3.20 Acquisition Documents; Representations and Warranties in Agreement
SECTION 3.21 Anti-Terrorism Law

ARTICLE IV. CONDITIONS TO CREDIT EXTENSIONS
SECTION 4.01 Conditions to Initial Credit Extension
SECTION 4.02 Conditions to All Credit Extensions

ARTICLE V. AFFIRMATIVE COVENANTS
SECTION 5.01 Financial Statements, Reports, etc.
SECTION 5.02 Litigation and Other Notices
SECTION 5.03 Existence; Businesses and Properties
SECTION 5.04 Insurance
SECTION 5.05 Obligations and Taxes
SECTION 5.06 Employee Benefits
SECTION 5.07 Maintaining Records; Access to Properties and Inspections
SECTION 5.08 Use of Proceeds
SECTION 5.09 Compliance with Environmental Laws; Environmental Reports
SECTION 5.10 Interest Rate Protection
SECTION 5.11 Additional Collateral; Additional Guarantors
SECTION 5.12 Security Interests; Further Assurances
SECTION 5.13 Information Regarding Collateral

ARTICLE VI. NEGATIVE COVENANTS
SECTION 6.01 Indebtedness
SECTION 6.02 Liens
SECTION 6.03 Sale and Leaseback Transactions
SECTION 6.04 Investment, Loan and Advances
SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions
SECTION 6.06 Dividends
SECTION 6.07 Transactions with Affiliates
SECTION 6.08 Financial Covenants
SECTION 6.09 Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, or Other Constitutive Documents, By-laws and Certain Other Agreements, etc.
SECTION 6.10 Limitation on Certain Restrictions on Subsidiaries
SECTION 6.11 Limitation on Issuance of Capital Stock
SECTION 6.12 Limitation on Creation of Subsidiaries
SECTION 6.13 Business
SECTION 6.14 Limitation on Accounting Changes
SECTION 6.15 Fiscal Year
SECTION 6.16 No Negative Pledges
SECTION 6.17 Lease Obligations
SECTION 6.18 Anti-Terrorism Law; Anti-Money Laundering

ii

SECTION 6.19 Embargoed Person

ARTICLE VII. GUARANTEE
SECTION 7.01 The Guarantee
SECTION 7.02 Obligations Unconditional
SECTION 7.03 Reinstatement
SECTION 7.04 Subrogation; Subordination
SECTION 7.05 Remedies
SECTION 7.06 Instrument for the Payment of Money
SECTION 7.07 Continuing Guarantee
SECTION 7.08 General Limitation on Guarantee Obligations

ARTICLE VIII. EVENTS OF DEFAULT
SECTION 8.01 Events of Default
SECTION 8.02 Application of Proceeds

ARTICLE IX. THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT
SECTION 9.01 Appointment and Authority
SECTION 9.02 Rights as a Lender
SECTION 9.03 Exculpatory Provisions
SECTION 9.04 Reliance by Agent
SECTION 9.05 Delegation of Duties
SECTION 9.06 Resignation of Agent
SECTION 9.07 Non-Reliance on Agent and Other Lenders
SECTION 9.08 No Other Duties, etc.
SECTION 9.09 Indemnification

ARTICLE X. MISCELLANEOUS
SECTION 10.01 Notices
SECTION 10.02 Waivers; Amendment
SECTION 10.03 Expenses; Indemnity; Damage Waiver
SECTION 10.04 Successors and Assigns
SECTION 10.05 Survival of Agreement
SECTION 10.06 Counterparts; Integration; Effectiveness; Electronic Execution
SECTION 10.07 Severability
SECTION 10.08 Right of Setoff
SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process
SECTION 10.10 Waiver of Jury Trial
SECTION 10.11 Headings
SECTION 10.12 Confidentiality
SECTION 10.13 USA PATRIOT Act Notice
SECTION 10.14 Interest Rate Limitation
SECTION 10.15 Lender Addendum

iii

ANNEXES

Annex I	Amortization Table

SCHEDULES

Schedule 1.01(a)	Mortgaged Real Property
Schedule 1.01(b)	Refinancing Indebtedness To Be Repaid
Schedule 1.01(c)	Subsidiary Guarantors
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.05(b)	Real Property
Schedule 3.05(c)	Intellectual Property Licenses
Schedule 3.06(a)	Subsidiaries
Schedule 3.06(c)	Corporate Organizational Chart
Schedule 3.08(c)	Material Agreements
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.19(b)	Trademarks
Schedule 3.19(c)	Patents
Schedule 3.19(d)	Copyrights
Schedule 3.20	List of Acquisition Documents
Schedule 4.01(g)	Local Counsel
Schedule 4.01(n)	Landlord Access Agreements
Schedule 4.01(o)(iii)	Title Insurance Amounts
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments

EXHIBITS

Exhibit A-1	Form of Administrative Questionnaire
Exhibit A-2	Form of Compliance Certificate
Exhibit A-3	Form of Lender Addendum
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Joinder Agreement
Exhibit F	Form of Landlord Lien Waiver and Access Agreement
Exhibit G	Form of Mortgage
Exhibit H	Form of Term Note
Exhibit I-1	Form of Perfection Certificate
Exhibit I-2	Form of Perfection Certificate Supplement
Exhibit J	Form of Security Agreement
Exhibit K-1	Form of Opinion of Company Counsel
Exhibit K-2	Form of Opinion of Local Counsel
Exhibit L	Form of Intercompany Note
Exhibit M	Form of Solvency Certificate

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (this “Agreement”) dated as of September 1, 2005, among D 56, INC., a Minnesota corporation (“D 56”), DEPARTMENT 56 RETAIL, INC., a Minnesota corporation (“D 56 Retail”), TIME TO CELEBRATE, INC., a Minnesota corporation (“TTC”), LENOX, INCORPORATED, a New Jersey corporation (“Lenox” and, together with D 56, D 56 Retail and TTC, “Borrowers” and each individually, a “Borrower”), DEPARTMENT 56, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, UBS SECURITIES LLC, as sole arranger and syndication agent (in such respective capacities, “Arranger” and “Syndication Agent”), WELLS FARGO FOOTHILL, LLC, as documentation agent (in such capacity, “Documentation Agent”), UBS AG, STAMFORD BRANCH, as collateral agent and as administrative agent for the Lenders and the Secured Parties (in such respective capacities, “Collateral Agent” and “Administrative Agent”).

WITNESSETH:

WHEREAS, Holdings has entered into a stock purchase agreement, dated as of July 21, 2005 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Acquisition Agreement”), with Brown-Forman Corporation (“Seller”), a Delaware corporation, to acquire (the “Acquisition”) all of the issued and outstanding common shares of Lenox (the “Acquired Business”).

WHEREAS, Borrowers have requested the Lenders to extend credit in the form of Term Loans on the Closing Date, in an aggregate principal amount not in excess of $100,000,000 to be drawn on the Closing Date.

WHEREAS, the proceeds of the Term Loans are to be used in accordance with Section 3.11.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrowers on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Term Loan or Term Borrowing, is used when such Term Loan, or the Term Loans comprising such Term Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term Borrowing” shall mean a Term Borrowing comprised of ABR Term Loans.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accounting Changes” shall have meaning assigned to such term in Section 1.04.

“Account Debtor” shall mean any Person who may become obligated to another Person under, with respect to, or on account of, an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which such Person now or hereafter has rights.

“Acquired Business” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments paid to or for the benefit of the seller by Holdings, Borrowers or any of their Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of assets or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided, that, if the amount of any consideration that is a portion of Acquisition Consideration is contingent and is not otherwise stated or determinable, Holdings, Borrowers or any of their Subsidiaries may use the maximum reasonable anticipated amount of such consideration as of the date of determination of the Acquisition Consideration for purposes of determining compliance with clause (x) of the definition of Permitted Acquisition.

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and all other agreements, instruments and documents entered into in connection with the Acquisition.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Term Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Term Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Term Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A-1, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any Person that directly or indirectly owns more than 10% of any class of Equity Interests of the Person specified or that is an executive officer or director of the Person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21.

“Applicable Margin” shall mean, for any day, with respect to any ABR Term Loan, 2.50%, and with respect to any Eurodollar Term Loan, 3.50%.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including stock of any Subsidiary of Holdings by the holder thereof) by Holdings, Borrowers or any of their Subsidiaries to any Person other than Borrowers or any Subsidiary Guarantor (excluding (i) Inventory sold in the ordinary course of business, (ii) any sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iii) disposals of obsolete, uneconomical, negligible, worn out or surplus Property in the ordinary course of business or (iv) sales of Cash Equivalents and marketable securities) and (b) any issuance or sale by any Subsidiary of Holdings (other than Borrowers) of its Equity Interests to any Person (other than to Borrowers or any Subsidiary Guarantor).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any sale and leaseback transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrowers’ then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale and leaseback transaction.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is announced as being effective.  The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” and “Borrowers” each shall have the meaning assigned to such terms in the preamble hereto.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Term Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, with respect to any Person, for any period, the aggregate amount of all expenditures by such Person and its Subsidiaries during that period for fixed or capital assets that, in accordance with GAAP, are or should be classified as capital expenditures in the consolidated balance sheet of such Person and its Consolidated Subsidiaries.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any Person:  (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person; (b) securities issued, or directly, unconditionally and fully guaranteed or insured, by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Services, Inc.; (c) time deposits and certificates of deposit or bankers’ acceptance of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (e) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., and in each case maturing not more than one year after the date of acquisition by such Person; (f) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above; (g) variable rate preferred securities issued by issuers rated AA- or better by Standard & Poor’s Rating Service or Aa3 or better by Moody’s Investors Service, Inc. and otherwise reasonably acceptable to the Administrative Agent; and (h) demand deposit accounts maintained in the ordinary course of business.

“Casualty Event” shall mean, with respect to any Property (including Real Property) of any Person, any loss of title with respect to such Property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation.  “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

A “Change in Control” shall be deemed to have occurred if:  (a) Holdings at any time ceases to own 100% of the capital stock of any Borrower; (b) at any time a change of control occurs under and as defined in any documentation relating to any Material Indebtedness; (c) any

“Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such Person or group shall be deemed to have “beneficial ownership” of all securities that any such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 25% of the voting power of the total outstanding Voting Stock of Holdings; or (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of 66 2/3% of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Real Property and all other Property of whatever kind and nature pledged as collateral under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Agent Fee” shall have the meaning ascribed to such term in Section 2.05(b)(ii).

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment.

“Companies” shall mean Holdings and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit A-2.

“Consolidated Companies” shall mean Holdings and its Consolidated Subsidiaries.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Holdings and its Consolidated Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Holdings and its Consolidated Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Holdings and its Consolidated Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Term Loans) on a consolidated balance sheet of Holdings and its Consolidated Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted, in each case only to the extent (and in the same proportion) deducted or excluded in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Holdings only if a corresponding amount would be permitted at the date of determination to be distributed to Holdings by such Subsidiary without prior approval (or with prior approval that has already been obtained), pursuant to the terms of its organizational documents and all agreements, instruments, judgments, decrees, orders, statutes, rules and regulations applicable to such Subsidiary or its stockholders), by (x) adding thereto (i) the amount of Consolidated Interest Expense, (ii) provision for taxes based on income taxes (including without duplication, and to the extent included in GAAP, any foreign withholding taxes, single business or unitary taxes or other similar state taxes) and including franchise taxes, (iii) amortization expense, (iv) depreciation expense, (v) all other non-cash items (excluding any non-cash charge that results in an accrual or a reserve for cash charges in any future period), (vi) severance payments paid to former employees after the Closing Date and prior to December 31, 2006 in an aggregate amount not to exceed $8,500,000, (vii) nonrecurring fees and expenses in connection with the Transactions incurred after the Closing Date and prior to December 31, 2006 in an aggregate amount not to exceed $1,000,000, (viii) expenses incurred in connection with retail store closings after the Closing Date and prior to December 31, 2006 in an aggregate amount not to exceed $2,500,000 and (ix) expenses incurred in connection with facility consolidations after the Closing Date and prior to December 31, 2006 in an aggregate amount not to exceed $11,000,000, and (y) subtracting the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.  Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Acquisition and any other Permitted Acquisition and Asset Sales consummated during the fiscal period of Holdings ended on the Test Period thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.  Notwithstanding the foregoing, to the extent that results from any of the months set forth below are included in any applicable test period, “Consolidated EBITDA” for such months shall be deemed equal to the amounts set forth below:

August 2004	$6,500,000
September 2004	$13,500,000
October 2004	$15,500,000
November 2004	$10,600,000
December 2004	$9,600,000
January 2005	$(4,300,000)
February 2005	$(1,200,000)
March 2005	$1,800,000
April 2005	$3,200,000
May 2005	$(5,600,000)
June 2005	$3,500,000
July 2005	$3,500,000

“Consolidated Indebtedness” shall mean, as at any date of determination, without duplication, the aggregate amount of all Indebtedness (but including in any event the then outstanding principal amount of all Loans, all Capital Lease Obligations and all letter of credit exposure) of Holdings and its Consolidated Subsidiaries on a consolidated basis as determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, without duplication, the total consolidated interest expense of Holdings and its Consolidated Subsidiaries for such period (calculated without regard to any limitations on the payment thereof and including amortization of debt discount and deferred financing costs, capitalized interest, interest paid in kind, commitment fees, letter of credit fees and net amounts payable under Hedging Agreements) determined in accordance with GAAP plus, without duplication, (a) the portion of Capital Lease Obligations of Holdings and its Consolidated Subsidiaries representing the interest factor for such period, (b) imputed interest on Attributable Indebtedness, (c) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Holdings or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust, (d) all interest paid or payable with respect to discontinued operations, (e) the product of (i) all dividend payments on any series of any Preferred Stock, if any, of any Subsidiary of Holdings (other than any Preferred Stock, if any, held by Holdings or a Wholly Owned Subsidiary), multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Holdings and its Subsidiaries, expressed as a decimal and (f) all interest on any Indebtedness of the type described in clause (f) or (k) of the definition of “Indebtedness” with respect to Holdings or any of its Subsidiaries.  Notwithstanding the foregoing, to the extent that results from any of the months set forth below are included in any applicable test period, “Consolidated Interest Expense” for such months shall be deemed equal to the amounts set forth below:

August 2004	$1,100,000
September 2004	$1,200,000
October 2004	$1,200,000
November 2004	$1,100,000
December 2004	$900,000
January 2005	$700,000
February 2005	$700,000
March 2005	$800,000
April 2005	$800,000
May 2005	$900,000
June 2005	$1,000,000
July 2005	$1,000,000

“Consolidated Net Income” shall mean, for any period, the consolidated net income of Holdings and its Consolidated Subsidiaries determined in accordance with GAAP, but excluding in any event (a) after-tax extraordinary gains or extraordinary losses; (b) after-tax gains or losses realized from (i) the acquisition of any securities, or the extinguishment or conversion of any Indebtedness or Equity Interest, of Holdings or any of its Subsidiaries or (ii) any sales of assets (other than Inventory in the ordinary course of business); (c) net earnings or loss of any other Person (other than a Subsidiary of Holdings) in which Holdings or any Consolidated Subsidiary has an ownership interest, except (in the case of any such net earnings) to the extent such net earnings shall have actually been received by Holdings or such Consolidated Subsidiary (subject to the limitation in clause (d) below) in the form of cash dividends or distributions; (d) the net income of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary of its net income is not at the time of determination permitted without approval under applicable law or regulation or under such Consolidated Subsidiary’s organizational documents or any agreement or instrument applicable to such Consolidated Subsidiary or its stockholders; (e) gains or losses from the cumulative effect of any change in accounting principles; (f) earnings resulting from any reappraisal, revaluation or write-up of assets; and (g) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or any Consolidated Subsidiary or is merged into or consolidated with Holdings or any Consolidated Subsidiary or that Person’s assets are acquired by Holdings or such Consolidated Subsidiary (other than pursuant to the Acquisition).

“Consolidated Subsidiary” shall mean, as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with GAAP.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in paragraphs (a), (b) and (f) of Section 6.02, the following conditions:

(a)                                  the applicable Loan Party shall be contesting such Lien in good faith;

(b)                                 to the extent such Lien is in an amount in excess of $100,000, in the aggregate with all other such Liens, the Administrative Agent shall have established a Reserve (to the extent of such Lien on Accounts or Inventory) with respect thereto or obtained a bond in an amount sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto; and

(c)                                  such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

“Contingent Obligation” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or to maintain the net worth or solvency of the primary obligor; (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances and letters of credit, until a reimbursement obligation arises; or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether severally or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Extension” shall mean the making of a Term Loan by a Lender.

“D 56” shall have the meaning assigned to such term in the preamble hereto.

“Debt Issuance” shall mean the incurrence by Holdings, a Borrower or any of their Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Deposit Account Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Term Loan Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time prior to the first anniversary of the Term Loan Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations.

“Dividend” with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders or authorized or made any other distribution, payment or delivery of Property (other than common stock of such Person) or cash to its stockholders as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock outstanding (or any options or warrants issued by such Person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of such Person outstanding (or any options or warrants issued by such Person with respect to its capital stock).  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” shall mean (i) any Lender, (ii) an Affiliate of any Lender, (iii) an Approved Fund and (iv) any other person approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that “Eligible Assignee” shall not include Borrowers or any of their Affiliates or Subsidiaries or any natural person.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.19.

“Environment” shall mean ambient air, surface water and groundwater (including, without limitation, potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication in each case alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, Property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety, the Environment.

“Environmental Law” shall mean any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, any issuance or sale by Holdings or a Borrower (other than to Holdings) after the Closing Date of (a) any Equity Interests (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (b) any other security or instrument representing an Equity Interest (or the right to obtain any Equity Interest) in the issuing or selling Person; provided, however, that an Equity Issuance shall not include any such sale or issuance by Holdings of not more than an aggregate amount of 5.0% of the shares of its capital stock (including capital stock issued upon exercise of any warrant or option or warrants or options to purchase its capital stock but excluding Disqualified Capital Stock), in each case, to directors, officers or employees of any Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as such term is defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Company.

“Eurodollar Term Borrowing” shall mean a Term Borrowing comprised of Eurodollar Term Loans.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(h).

“Excess Cash Flow” shall mean, for any fiscal year of Holdings, the sum, without duplication, of:

(a)                                  Consolidated EBITDA for such fiscal year, plus

(b)                                 gains excluded from Consolidated Net Income, plus

(c)                                  reductions to non-cash working capital of Holdings and its Consolidated Subsidiaries for such fiscal year (i.e., the decrease, if any, in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such fiscal year), minus

(d)                                 the amount of any cash income taxes paid or payable by Borrower and its consolidated Subsidiaries with respect to such fiscal year, net of any cash tax refunds received or receivable by Borrower or any of its Subsidiaries in such fiscal year, minus

(e)                                  cash interest paid by Holdings and its Consolidated Subsidiaries during such fiscal year, minus

(f)                                    Capital Expenditures made in cash in accordance with Section 6.08(e) during such fiscal year, to the extent funded from internally generated funds, minus

(g)                                 permanent repayments and prepayments of Indebtedness made by Holdings and its Consolidated Subsidiaries during such fiscal year, but only to the extent such repayments do not occur in connection with a refinancing of all or any portion of the Term Loans, minus

(h)                                 extraordinary cash losses from the sale of assets during such fiscal year and not included in Consolidated Net Income, minus

(i)                                     additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such fiscal year);

provided that, to the extent otherwise included therein, the Net Cash Proceeds of Asset Sales and Casualty Events shall be excluded from the calculation of Excess Cash Flow.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.16), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 2.15(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax).

“Executive Order” shall have the meaning assigned to such term in Section 3.21.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the confidential Fee Letter, dated July 21, 2005, among Holdings, UBS Loan Finance LLC and UBS Securities LLC.

“Fees” shall mean the Administrative Agent Fees and the Collateral Agent Fees.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer or Controller of such Person.

“FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign court, central bank or governmental agency, authority, instrumentality or regulatory body.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including, without limitation, any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by Holdings and the Subsidiary Guarantors.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following:  hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or hazardous, toxic or dangerous chemicals, wastes, materials, compounds, constituents or substances, as all such terms are used in their broadest sense and defined by or under any Environmental Laws.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, entered into for the purpose of hedging a Borrower’s exposure to interest or exchange rates, loan credit exchange, security or currency valuations or commodity prices and not for speculative purposes.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Inactive Subsidiaries” shall mean each of Axis Holdings Corporation, TD56 Holdings, Inc., Department 56 Trading Co., Ltd., D56 Canada Holding, Inc., Department 56 Minnesota, LLC, BrowndaleTanley Limited, Department 56 Canada Co. and Samuel Kirk & Son, Inc.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid or accrued; (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of Property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such Person; (h) all obligations of such Person in respect of Hedging Agreements to the extent required to be reflected on a balance sheet of such Person; (i) all Attributable Indebtedness of such Person; (j) all obligations for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Indebtedness provide that such Person is liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.05(c).

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated September 1, 2005, by and between Holdings, Borrowers, Guarantors, the Administrative Agent and the Revolving Credit Agent.

“Interest Election Request” shall mean a request by a Borrower to convert or continue a Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit D.

“Interest Payment Date” shall mean (a) with respect to any ABR Term Loan, the last day of each March, June, September and December to occur during the period that such Term Loan is outstanding and the Term Loan Maturity Date and (b) with respect to any Eurodollar Term Loan, the last day of the Interest Period applicable to the Term Borrowing of which such Term Loan is a part and, in the case of a Eurodollar Term Loan with an Interest Period of more than three months duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” shall mean, with respect to any Eurodollar Term Borrowing, the period commencing on the date of such Term Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as a Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Term Borrowing initially shall be the date on which such Term Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Term Borrowing; provided, however, that an Interest Period shall be limited to seven days to the extent required under Section 2.03(d).

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Joinder Agreement” shall mean that certain joinder agreement substantially in the form of Exhibit E.

“Landlord Lien Waiver and Access Agreement” shall mean the Landlord Lien Waiver and Access Agreement, substantially in the form of Exhibit F, or such other landlord lien waiver and access agreement reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other agreements of a similar nature (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender Addendum” shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit A-4, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.15.

“Lender Hedging Agreement” shall mean any Hedging Agreement between a Borrower and any Person (or affiliate of such Person) that was a Lender or an Affiliate of such lender at the time it entered into such Hedging Agreement whether or not such Person has ceased to be a Lender under this Agreement.

“Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance.

“Lenox” shall have the meaning assigned to such term in the preamble hereto.

“Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness (but specifically excluding the guaranties referenced in Section 6.01(k)) on such date to Consolidated EBITDA for the Test Period then most recently ended.

“LIBOR Rate” shall mean, with respect to any Eurodollar Term Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Term Borrowings comprising part of the same Term Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Term Borrowing to be outstanding during such Interest Period.  “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any Property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind, any other type of preferential arrangement in respect of such Property or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Notes (if any), the Security Documents, the Fee Letter (except for the provisions thereof governing payment of fees to the Revolving Credit Agents), the Intercreditor Agreement and each Lender Hedging Agreement.

“Loan Parties” shall mean Holdings, Borrowers and the Subsidiary Guarantors.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, Property, results of operations, prospects or condition, financial or otherwise, or material agreements of Borrowers and their Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders, the Administrative Agent or the Collateral Agent under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Administrative Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Material Indebtedness” shall mean (a) the Revolving Credit Indebtedness and (b) any other Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any Loan Party evidencing an aggregate outstanding principal amount exceeding $3.0 million.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of such Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Real Property, which shall be in substantially in the form of Exhibit G, with such schedules and including such provisions as shall be necessary to conform such document to applicable local law or as shall be customary under applicable local law.

“Mortgaged Real Property” shall mean (a) each Real Property identified on Schedule 1.01(a) hereto and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(d).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a)                                  with respect to any Asset Sale, the cash proceeds received by any Loan Party (including cash proceeds subsequently received (as and when received by any Loan Party) in respect of noncash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Loan Parties’ good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) the Loan Parties’ good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a senior Lien on the asset sold in such Asset Sale and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset);

(b)                                 with respect to any Debt Issuance or Equity Issuance, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c)                                  with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Notes” shall mean any notes evidencing the Term Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit H.

“Obligations” shall mean (a) obligations of Borrowers and any and all of the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii)  all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrowers and any and all of the other Loan Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrowers and each Loan

Party under or pursuant to this Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all obligations of Borrowers and any and all of the other Loan Parties under each Lender Hedging Agreement and (d) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agent or the Collateral Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.  All Obligations of Borrowers hereunder and each other Loan Document shall be the joint and several obligations of each Borrower.

“OFAC” shall have the meaning assigned to such term in Section 3.21.

“Officers’ Certificate” shall mean a certificate executed by the Chairman of the Board (if an officer), the Chief Executive Officer, the President, one of the Financial Officers, each in his or her official (and not individual) capacity.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit I-1 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit I-2 or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean, with respect to Borrowers or any Subsidiary Guarantor, any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the Property of any other Person, or of any business or division of any other Person; (b) acquisition of in excess of 50% of the Equity Interests of any other Person, or otherwise causing any other Person to become a subsidiary of such Person; or (c) merger or consolidation or any other combination with any other Person; provided, that, in the event of any merger or consolidation involving a Borrower, a Borrower shall be the surviving entity, if each of the following conditions are met:

(i)                                     no Default then exists or would result therefrom;

(ii)                                  after giving effect to such acquisition on a Pro Forma Basis, (A) Borrowers shall be in compliance with all covenants set forth in Section 6.08 as of the most recent Test Period (assuming, for purposes of Section 6.08, that such acquisition, and all other Permitted Acquisitions consummated since the first day of the relevant Test

Period for each of the financial covenants set forth in Section 6.08 ending on or prior to the date of such acquisition, had occurred on the first day of such relevant Test Period), and (B) the Loan Parties can reasonably be expected to remain in compliance with such covenants through the Term Loan Maturity Date and to have sufficient cash liquidity to conduct their business and pay their respective debts and other liabilities as they come due;

(iii)                               no Company shall, in connection with any such acquisition, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller, except (A) to the extent permitted under Section 6.01, and (B) obligations of the seller incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the assets being so acquired on or before the consummation of such acquisition;

(iv)                              the acquired Person shall be engaged in a business of a same or substantially similar type as that conducted by Borrowers and the Subsidiaries on the Closing Date and the Property acquired in connection with any such acquisition shall be made subject to the Lien of the Security Documents and shall be free and clear of any Liens, other than Permitted Liens;

(v)                                 the Property acquired in connection with any such acquisition shall be made subject to the Lien of the Security Documents on terms reasonably satisfactory to the Administrative Agent and the Collateral Agent, and shall be free and clear of any Liens, other than Permitted Liens, and the Administrative Agent and the Collateral Agent shall have received all opinions, certificates, lien search results and other documents reasonably requested by the Administrative Agent and the Collateral Agent;

(vi)                              at the time such Permitted Acquisition is made, (A) average Borrowing Availability (as defined in the Revolving Credit Agreement) for the 30 days prior to the date that such Permitted Acquisition closes shall be not less than $35 million and (B) projected average Borrowing Availability (as defined in the Revolving Credit Agreement) (exclusive of any Accounts and Inventory of the acquired Person) for the 30 days beginning on the date that such Permitted Acquisition closes shall be not less than $35 million based on projections presented by Borrowers to the Administrative Agent and reasonably satisfactory to the Administrative Agent

(vii)                           the board of directors or other similar governing body of the acquired Person shall not have indicated publicly its opposition to the consummation of such acquisition;

(viii)                        with respect to any acquisition involving Acquisition Consideration of more than $1.0 million, Borrowers shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years of the Person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding five years pertaining to the Person or business to be acquired, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such acquisition, and (D) all such other information and data relating to such acquisition or the Person or business to be acquired as may be reasonably requested by the Administrative Agent or the Required Lenders;

(ix)                                Borrowers shall have delivered to the Administrative Agent and the Collateral Agent and the Lenders an Officers’ Certificate certifying that (A) such acquisition complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such acquisition could not reasonably be expected to result in a Material Adverse Effect; and

(x)                                   the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions during the term of this Agreement shall not exceed $30.0 million; provided that any Equity Interests constituting all or a portion of such Acquisition Consideration shall not have a cash dividend requirement on or prior to the Term Loan Maturity Date.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Person” shall mean any natural Person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including, without limitation, under Section 4069 of ERISA).

“Preferred Stock” shall mean, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Administrative Agent.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired, including, without limitation, all Real Property.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any Property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred within 90 days after such acquisition of such Property by such Person.

“Qualified Capital Stock” of any Person shall mean any capital stock of such Person that is not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real Property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other Property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness of Holdings and Borrowers and their respective Subsidiaries listed on Schedule 1.01(b).

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Term Loans outstanding and unused Term Loan Commitments.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.

“Response” shall mean (a) ”response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous

Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof with responsibility for the administration of the obligations of such corporation in respect of this Agreement.

“Revolving Credit Agent” shall mean the Administrative Agent as such term is defined in the Revolving Credit Agreement.

“Revolving Credit Agreement” shall mean that certain Revolving Credit Agreement dated as of September 1, 2005 by and among Borrowers, Holdings, Guarantors, the lenders party thereto, Wells Fargo Foothill, LLC and Bank of America Business Capital, as co-documentation agents, JPMorgan Business Credit, as collateral agent and co-syndication agent, UBS Securities LLC, as arranger and co-syndication agent, UBS AG, Stamford Branch, as issuing bank and administrative agent, and UBS Loan Finance LLC, as swingline lender.

“Revolving Credit Documents” shall mean the Loan Documents, as such term is defined in the Revolving Credit Agreement.

“Revolving Credit Indebtedness” shall mean all Indebtedness and other obligations of the Loan Parties under the Revolving Credit Documents.

“Revolving Credit Priority Collateral” shall have the meaning provided to such term in the Intercreditor Agreement.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each party to a Lender Hedging Agreement if at the date of entering into such Lender Hedging Agreement such Person (if it is an Affiliate of a Lender rather than a Lender) executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such Person (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Section 8.02 and the Security Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit J among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all Property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.11.

“Security Documents” shall mean the Security Agreement, the Mortgages, the Perfection Certificate and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any Property, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement or any Mortgage to be filed with respect to the security interests in Property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge as collateral for the Obligations any Property of whatever kind or nature.

“Seller” shall have the meaning assigned to such term in the first recital hereto.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Term Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurodollar liabilities” (as such term is used in Regulation D).  Eurodollar Term Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.  Unless otherwise set forth herein, reference in this Agreement to “Subsidiary” shall mean Borrowers’ direct and indirect Subsidiaries.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(c), and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.11 other than a Foreign Subsidiary.

“Survey” shall mean a survey of any Mortgaged Real Property (and all improvements thereon) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Real Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Real Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American

Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Real Property and issue the endorsements of the type required by Section 4.01(o)(iii).

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean (i) any and all present or future taxes, duties, levies, fees, imposts, assessments, deductions, withholdings or other charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including, without limitation, liability pursuant to Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).

“Term Borrowing” shall mean a borrowing of Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Term Loans, as to which a single Interest Period is in effect.

“Term Loan Commitments” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Closing Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The aggregate amount of the Lenders’ Term Loan Commitments is $100.0 million.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean the date which is six (6) years after the Closing Date or, if such date is not a Business Day, the first preceding Business Day.

“Term Loan Priority Collateral” shall have the meaning provided to such term in the Intercreditor Agreement.

“Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09.

“Term Loan” shall mean the term loans made by the Lenders to Borrowers pursuant to Section 2.01.  Each Term Loan shall be either an ABR Term Loan or a Eurodollar Term Loan

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Holdings then last ended (in each case taken as one accounting period).

“Title Company” shall mean any title insurance company as shall be retained by a Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 4.01(o).

“Transaction Documents” shall mean the Acquisition Documents, the Loan Documents and the Revolving Credit Documents.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution and delivery of the Loan Documents and the initial borrowings hereunder; (c) the execution and delivery of the Revolving Credit Documents and the initial borrowings thereunder (d) the Refinancing; and (e) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Treasury Regulation” means the regulations promulgated under the Code.

“Type,” when used in reference to any Term Loan or Term Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Term Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect in the applicable state or jurisdiction.

“Voting Stock” shall mean any class or classes of capital stock of Holdings pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of Holdings.

“Wholly Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02  Classification of Term Loans and Term Borrowings.  For purposes of this Agreement, Term Loans may be classified and referred to by Type (e.g., a “Eurodollar Term Loan”) and Term Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Term Borrowing”).

SECTION 1.03  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument of other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “Property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the date hereof unless agreed to by Borrowers and the Required Lenders.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by Borrowers and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

ARTICLE II.

THE CREDITS

SECTION 2.01  Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly (i) to make a Term Loan to Borrowers on the Closing Date in the principal amount not to exceed its Term Loan Commitment.  Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02  Term Loans.  Each Term Loan shall be made as part of a Term Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Term Loan required to be made by such other Lender).  ABR Term Loans comprising any Term Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $500,000 or (ii) equal to the remaining available balance of the applicable Commitments.  Eurodollar Term Loans comprising any Term Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments.  The initial borrowing of Term Loans on the Closing Date shall be ABR Term Loans.

(b)                                 Subject to Sections 2.11 and 2.12, each Term Borrowing shall be comprised entirely of ABR Term Loans or Eurodollar Term Loans as Borrowers may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of Borrowers to repay such Term Loan in accordance with the terms of this Agreement.  Term Borrowings of more than one Type may be outstanding at the same time; provided that Borrowers shall not be entitled to request any Term Borrowing that, if made, would result in more than fifteen Eurodollar Term Borrowings outstanding hereunder at any one time.  For purposes of the foregoing, Term Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Term Borrowings.

(c)                                  Each Lender shall make each Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 noon, New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrowers in the applicable Borrowing Request.

(d)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Term Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Term Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Term Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrowers on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrowers severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrowers, the interest rate applicable at the time to the Term Loans comprising such Term Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such

Lender’s Term Loan as part of such Term Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(c) shall cease.

(e)                                  Notwithstanding any other provision of this Agreement, Borrowers shall not be entitled to request, or to elect to convert or continue, any Term Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.

SECTION 2.03  Borrowing Procedure.  To request a Term Borrowing, Borrowers shall notify the Administrative Agent of such request by telephone (promptly confirmed by telecopy) (i) in the case of a Eurodollar Term Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Term Borrowing and (ii)  in the case of an ABR Term Borrowing, not later than 12:00 noon, New York City time, on the Business Day of the proposed Term Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by Borrowers.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)                                  the aggregate amount of such Term Borrowing;

(b)                                 the date of such Term Borrowing, which shall be a Business Day;

(c)                                  whether such Term Borrowing is to be an ABR Term Borrowing or a Eurodollar Term Borrowing;

(d)                                 in the case of a Eurodollar Term Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; provided that until the earlier of (i) the date on which the Administrative Agent shall have notified Borrower that the primary syndication of the Commitments has been completed and (ii) the date which is 30 days after the Closing Date, the Interest Period shall be seven days;

(e)                                  the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02; and

(f)                                    that the conditions set forth in Section 4.02(b)-(e) are satisfied as of the date of the notice.

If no election as to the Type of Term Borrowing is specified, then the requested Term Borrowing shall be an ABR Term Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Term Borrowing, then Borrowers shall be deemed to have selected an Interest Period of one month’s duration (subject to the proviso in clause (d) above).  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Term Borrowing.

SECTION 2.04  Evidence of Debt; Repayment of Term Loans.

(a)                                  Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Term Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Term Loan made hereunder and the Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.  The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrowers to repay the Term Loans in accordance with their terms.

(c)                                  Any Lender may request that Term Loans made by it be evidenced by a promissory note.  In such event, Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit H.  Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05  Fees.

(a)                                  [Intentionally Omitted].

(b)                                 Administrative Agent Fees; Collateral Agent Fees.  (i)  Borrowers agree to pay to the Administrative Agent, for its own account, the applicable administrative agency fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between Borrowers and the Administrative Agent (the “Administrative Agent Fees”).

(ii)                                  Borrowers agree to pay to the Administrative Agent and the Collateral Agent, each for its own account, the applicable agency fee set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent and the Collateral Agent, as the case may be (the “Collateral Agent Fees”).

(c)                                  All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06  Interest on Term Loans.

(a)                                  Subject to the provisions of Section 2.06(c), the Term Loans comprising each ABR Term Borrowing, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)                                 Subject to the provisions of Section 2.06(c), the Term Loans comprising each Eurodollar Term Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Term Borrowing plus the Applicable Margin in effect from time to time.

(c)                                  Notwithstanding the foregoing, during an Event of Default, all Obligations shall, at the discretion of the Administrative Agent or Required Lenders upon notice thereof to the Borrowers, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of any Term Loan, 2% plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Term Loans as provided in paragraph (a) of this Section 2.06.

(d)                                 Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date for such Term Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand (provided that, absent demand, such interest shall be payable on each Interest Payment Date and upon the Term Loan Maturity Date), (ii) in the event of any repayment or prepayment of any Term Loan , accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Term Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.07  Termination of Commitments.  The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.  Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on September 1, 2005, if the initial Credit Extension shall not have occurred by such time.

SECTION 2.08  Interest Elections.

(a)                                  Generally.  Each Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Term Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, Borrowers may elect to convert such Term Borrowing to a different Type or to continue such Term Borrowing and, in the case of a Eurodollar Term Borrowing, may elect Interest Periods therefor, all as provided in this Section.  Borrowers may elect different options with respect to different portions of the affected Term Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans comprising such Term Borrowing, and the Term Loans comprising each such portion shall be considered a separate Term Borrowing.  Notwithstanding anything to the contrary, Borrowers shall not be entitled to request any conversion or continuation that, if made, would result in more than fifteen Eurodollar Term Borrowings outstanding hereunder at any one time.

(b)                                 Interest Election Notice.  To make an election pursuant to this Section, Borrowers shall notify the Administrative Agent of such election by telephone or by email of a scanned and duly executed Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if Borrowers were requesting a Term Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit D.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Term Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Term Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Term Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Term Borrowing is to be an ABR Term Borrowing or a Eurodollar Term Borrowing; and

(iv)                              if the resulting Term Borrowing is a Eurodollar Term Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; provided that until the earlier of (i) the date on which the Administrative Agent shall have notified Borrowers that the primary syndication of the Commitments has been completed and (ii) the date which is 30 days after the Closing Date, the Interest Period shall be seven days.

If any such Interest Election Request requests a Eurodollar Term Borrowing but does not specify an Interest Period, then Borrowers shall be deemed to have selected an Interest Period of one month’s duration (subject to the proviso in clause (iv) above).

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Term Borrowing.

(d)                                 Automatic Conversion to ABR Term Borrowing.  If an Interest Election Request with respect to a Eurodollar Term Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Eurodollar Term Borrowing is repaid as provided herein, at the end of such Interest Period such Eurodollar Term Borrowing shall be converted to an ABR Term Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Borrowers, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Term Borrowing may be converted to or continued as a Eurodollar Term Borrowing and (ii) unless repaid, each Eurodollar Term Borrowing shall be converted to an ABR Term Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09  Amortization of Term Borrowings.  Borrowers shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth on Annex I, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Term Loan Repayment Date”), a principal amount of the Term Loans equal to the amount set forth on Annex I for such date (as adjusted from time to time pursuant to Section 2.10(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.  To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

SECTION 2.10  Optional and Mandatory Prepayments of Term Loans.

(a)                                  Optional Prepayments.  Borrowers shall have the right at any time and from time to time, after the repayment and satisfaction in full of the Revolving Credit Indebtedness and the termination of all commitments under the Revolving Credit Documents, to prepay any Term Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $1.0 million and not less than $1.0 million.

(b)                                 Asset Sales.  Not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale, Borrowers shall, and shall cause their Subsidiaries to, apply 100% of the Net Cash Proceeds received with respect thereto to make prepayments in accordance with Section 2.10(g); provided that, prior to the repayment and satisfaction in full of the Revolving Credit Indebtedness and the termination of all commitments under the Revolving Credit Documents, only Net Cash Proceeds from Asset Sales of Term Loan Priority Collateral shall be subject to the provisions of this Section 2.10(b);

(c)                                  Debt Issuance and Preferred Equity Issuance.  Upon any Debt Issuance or Equity Issuance of Equity Interests (other than common Equity Interests of Holdings) after the Closing Date, Borrowers shall make prepayments in accordance with Section 2.10(g) in an aggregate principal amount equal to 100% of the Net Cash Proceeds of such Debt Issuance or Equity Issuance.

(d)                                 Common Equity Issuance.  Upon any Equity Issuance of common Equity Interests of Holdings after the Closing Date, Borrowers shall make prepayments in accordance with

Section 2.10(g) in an aggregate principal amount equal to 75% of the Net Cash Proceeds of such Equity Issuance.

(e)                                  Casualty Events.  Not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event, Borrowers shall, and shall cause their Subsidiaries to, apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(g); provided that, prior to the repayment and satisfaction in full of the Revolving Credit Indebtedness and the termination of all commitments under the Revolving Credit Documents, only Net Cash Proceeds from Casualty Events of Term Loan Priority Collateral shall be subject to the provisions of this Section 2.10(e).

(f)                                    Excess Cash Flow.  Beginning with the fiscal year ending on or about December 31, 2006, no later than the earlier of (i) 90 days after the end of such fiscal year and each fiscal year thereafter and (ii) the date on which the financial statements with respect to such fiscal year are delivered pursuant to Section 5.01(a), Borrowers shall make prepayments in accordance with Section 2.10(g) in an aggregate amount equal to 75% of Excess Cash Flow for the fiscal year; provided, however, that, no prepayments from Excess Cash Flow shall be made if, after giving effect to such payment, Borrowing Availability (as defined in the Revolving Credit Agreement) shall be less than $35.0 million.  Any such prepayments which are not permitted to be made as a result of the proviso at the end of the immediately preceding sentence shall be deferred and shall be made at such time, if any, that, after giving effect to such payment, Borrowing Availability (as defined in the Revolving Credit Agreement) would be greater than or equal to $35.0 million.

(g)                                 Application of Prepayments.  Prior to any optional or mandatory prepayment hereunder, Borrowers shall select the Term Borrowing or Term Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(h), subject to the provisions of this Section 2.10(g).  Any mandatory prepayments of Term Loans pursuant to this Section 2.10 shall be applied to reduce scheduled prepayments required under Section 2.09 on a pro rata basis among the prepayments remaining to be made on each Term Loan Repayment Date.

Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans.  Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans.  Notwithstanding the foregoing, if the amount of any prepayment of Term Loans required under this Section 2.10 shall be in excess of the amount of the ABR Term Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Term Loans shall be immediately prepaid and, at the election of Borrowers, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Term Loans on the last day of the then next-expiring Interest Period for Eurodollar Term Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Term Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Term Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Term Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

(h)                                 Notice of Prepayment.  Borrowers shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Term Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Term Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment.  Each such notice shall specify the prepayment date, the principal amount of each Term Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment of a Term Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Borrowing and otherwise in accordance with this Section 2.10.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.11  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Term Borrowing:

(a)                                  the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Term Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Term Borrowing to, or continuation of any Term Borrowing as, a Eurodollar Term Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Term Borrowing, such Term Borrowing shall be made as an ABR Term Borrowing.

SECTION 2.12  Increased Costs.  (a)  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate); or

(ii)                                  impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Term Loan (or of maintaining its obligation to make any such Term

Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then Borrowers will pay to Administrative Agent for the account of such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 shall be delivered to Borrowers and shall be conclusive absent manifest error.  Borrowers shall pay Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof) .

SECTION 2.13  Breakage Payments.  In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Term Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Term Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Term Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrowers pursuant to Section 2.16, then, in any such event, Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Term Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Term Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Term Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest

Period for such Term Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrowers and the Administrative Agent and shall be conclusive and binding absent manifest error.  Borrowers shall pay Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)                                  Payments Generally.  Borrowers shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 677 Washington Boulevard, Stamford, Connecticut, except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made to the Administrative Agent for the benefit of the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)                                 Pro Rata Treatment.

(i)                                     Each payment by Borrowers of interest in respect of the Term Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii)                                  Each payment on account of principal of the Term Loans pursuant to Section 2.09 shall be allocated among the Term Loan Lenders pro rata based on the principal amount of the Term Loans held by the Term Loan Lenders.

(c)                                  Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amount of principal then due to such parties.

(d)                                 Sharing of Set-Off.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them, provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)                                  Borrower Default.  Unless the Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrowers will not make such payment, the Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                                    Lender Default.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.14(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15  Taxes.  (a)  Any and all payments by or on account of any obligation of Borrowers hereunder or under any other Loan Document shall be made without set-off, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes; provided that if a Borrower shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Borrower shall make such deductions or withholdings and (iii) such Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Borrowers shall indemnify and pay the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrowers hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrowers as will permit such payments to be made without withholding or at a reduced rate.  In the case of a U.S. Borrower, each Foreign Lender either (1) (i) agrees to furnish either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (or successor form) and (ii) agrees (for the benefit of Borrowers and the Administrative Agent), to the extent it may lawfully do so at such times, upon reasonable request by Borrowers or the Administrative Agent, to provide a new Form W-8ECI or Form W-8BEN

(or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder or (2) in the case of any such Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agrees to furnish either (a) a “Non-Bank Certificate” in a form acceptable to the Administrative Agent and the Borrowers and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) or (b) an Internal Revenue Form W-8ECI (or successor form), certifying (in each case) to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder and (ii) agrees (for the benefit of Borrowers and the Administrative Agent) to the extent it may lawfully do so at such times, upon reasonable request by Borrowers or the Administrative Agent, to provide a new Form W-8BEN or W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder.

(f)                                    If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that Borrowers, upon the request of the Administrative Agent or such Lender (or assignee), agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) in the event the Administrative Agent or such Lender (or assignee) is required to repay such refund to such Governmental Authority.  Nothing contained in this Section 2.15(f) shall require the Administrative Agent or any Lender (or assignee) to make available its tax returns or any other information which it deems confidential to Borrowers or any other Person.  Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrowers the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in had the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes never been paid in the first place.

SECTION 2.16  Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.12, or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.   If any Lender requests compensation under Section 2.12, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Term Loans hereunder, or if Borrowers exercise their replacement rights under Section 10.02(c), then Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee selected by Borrowers that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

SECTION 3.01  Organization; Powers.  Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its Property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02  Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action.  This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03  Governmental Approvals; No Conflicts.  Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the charter, by-laws or other organizational documents of any Company or any order of any Governmental Authority, (c) will not violate, result in a default or require any consent or approval under any applicable law or regulation, indenture, agreement or other instrument binding upon any Company or its assets, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any Property of any Company, except Liens created under the Loan Documents and Permitted Liens.

SECTION 3.04  Financial Statements.  (a)  Holdings and Borrowers have heretofore furnished to the Lenders (i) the audited consolidated balance sheets and the related statements of income, stockholders’ equity and cash flows of Holdings and its Consolidated Subsidiaries as of and for the fiscal years ended January 1, 2005 and January 3, 2004, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants, (ii) the unaudited consolidated balance sheets and the related statements of income and cash flows of Holdings and its Consolidated Subsidiaries as of and for the fiscal quarter ended April 2, 2005, and (iii) the unaudited consolidated and consolidating balance sheets and the related statements of income of Holdings and its Consolidated Subsidiaries as of and for each of the fiscal months ending May 28, 2005, July 2, 2005 and July 30, 2005.  Such financial statements have been prepared in accordance with GAAP consistently applied and present fairly and accurately the financial condition and results of operations and cash flows of Holdings and its Consolidated Subsidiaries as of such dates and for such periods subject to year-end adjustments for interim financial statements.

(b)                                 Holdings and Borrowers have heretofore furnished to the Lenders: audited consolidated balance sheets and the related statements of income, stockholders’ equity and cash flows of the Acquired Business and its Consolidated Subsidiaries as of and for the fiscal years ended April 30, 2005 and April 30, 2004, audited by and accompanied by the opinion of PricewaterhouseCoopers, independent public accountants.  Such financial statements have been prepared in accordance with GAAP consistently applied and present fairly and accurately, in all material respects, the financial condition and results of operations and cash flows of the Acquired Business and its Consolidated Subsidiaries as of such dates and for such periods.

(c)                                  Except as set forth in the financial statements described in Section 3.04(a) and 3.04(b) or the schedules hereto, as of the Closing Date, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which if unpaid could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents and the Term Loan Documents.

(d)                                 Holdings and Borrowers have heretofore delivered to the Lenders unaudited pro forma consolidated and consolidating balance sheets and statements of income, as well as pro forma EBITDA, as of and for the twelve-month period ended July 31, 2005, after giving effect to the Transactions as if they had occurred on such date.  Such pro forma financial statements have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions, and in accordance with Regulation S-X under the Securities Act, and present fairly on a Pro Forma Basis the estimated consolidated and consolidating financial position and results of operations of Holdings and Borrowers (including the Acquired Business) as of and for such dates, assuming that the Transactions had actually occurred at such dates, it being recognized by Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by said projections may differ from the projected results.

(e)                                  Since April 30, 2005 with respect to Lenox and its Subsidiaries and since January 1, 2005 with respect to Holdings and its Subsidiaries, there has been no event, change or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05  Properties.  (a)  Each Company has good title to, or valid leasehold interests in, all its Property material to its business, except for minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such Property for its intended purpose.  Title to all such Property held by such Company is free and clear of all Liens except for Permitted Liens.  The Property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) (except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect) and (ii) constitutes all the Property which is required for the business and operations of the Companies as presently conducted.

(b)                                 Schedule 3.05(b) contains a true and complete list of each interest in Real Property owned by any Company as of the date hereof and describes the type of interest therein held by such Company.  Schedule 3.05(b) contains a true and complete list of each Real Property leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Company and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions.

(c)                                  Except for those agreements listed in Schedule 3.05(c), at least one Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  With respect to those license agreements listed in Schedule 3.05(c), each Loan Party is using commercially reasonable efforts to obtain a consent from each third-party licensor listed therein to become the licensee of the applicable license agreement.  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim.  The use of such Intellectual Property by each Loan Party does not infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d)                                 (i) No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of the Property and (ii) no Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968.

SECTION 3.06  Equity Interests and Subsidiaries.  (a)  Schedule 3.06(a) sets forth a list of (i) all the Subsidiaries and their jurisdiction of organization as of the Closing Date and (ii) the number of shares of each class of its Equity Interests authorized, and the number outstanding (and the record holder of such Equity Interests), on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date.  All Equity Interests of each Company (other than Holdings) are duly and validly issued and are fully paid and non-assessable and, except as set forth on Schedule 3.06(a), are owned by Holdings or Borrowers, directly or indirectly through Wholly Owned Subsidiaries and all Equity Interests of Borrowers are owned directly by Holdings.  Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other Persons, except the security interest created by the Security Agreement and the first priority security interest securing the Revolving Credit Indebtedness, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or Property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b)                                 Subject to the provisions of the Intercreditor Agreement, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or second priority status of the security interest of the Administrative Agent in any Equity Interests pledged to the Administrative Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Administrative Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(c)                                  An accurate organization chart, showing the ownership structure of Holdings, Borrowers and each Subsidiary on the Closing Date, and after giving effect to the Transaction, is set forth on Schedule 3.06(c).

SECTION 3.07  Litigation; Compliance with Laws.  (a)  There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, Property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)                                 Except for matters covered by Section 3.17, no Company or any of its Property is in violation of, nor will the continued operation of their Property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Real Property or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08  Agreements.  (a)  No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)                                 No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its Property are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Schedule 3.08(c) accurately and completely lists all material agreements (other than leases of Real Property set forth on Schedule 3.05(b)) to which any Company is a party which are in effect on the date hereof in connection with the operation of the business conducted thereby and Borrowers have delivered to the Administrative Agent complete and correct copies of all such material agreements, including any amendments, supplements or modifications with respect thereto.

SECTION 3.09  Federal Reserve Regulations.  (a)  No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.  The pledge of the Security Agreement Collateral pursuant to the Security Agreement does not violate such regulations.

SECTION 3.10  Investment Company Act; Public Utility Holding Company Act.  No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company,” an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.11  Use of Proceeds.  On the Closing Date, Borrowers will use the proceeds of the Term Loans to finance a portion of the Acquisition consideration and the Refinancing and to pay related fees, commissions and expenses in connection therewith.

SECTION 3.12  Taxes.  Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material, state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and has (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company shall have set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, have a Material Adverse Effect; provided that any such contest of Taxes with respect to Collateral shall also satisfy the Contested Collateral Lien Conditions.  Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable.  Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.13  No Material Misstatements.  No information, report, financial statement, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omission, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.14  Labor Matters.  As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened.  The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect.  All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.15  Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Term Loan and after giving effect to the application of the proceeds of each Term Loan taking into account rights of contribution against or reimbursement from other Loan Parties, (a) the fair value of the assets of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the Property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.16  Employee Benefit Plans.   (a)  Each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company or any of its ERISA Affiliates or the imposition of a Lien on any of the assets of a Company.  The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.  Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 None of the Companies has any Foreign Plans.

SECTION 3.17  Environmental Matters.  (a)  Except as set forth in Schedule 3.17 or except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(1)                                  The Companies and their businesses, operations and Real Property are and in the last six years have been in compliance with, and the Companies have no liability under, Environmental Law;

(2)                                  The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their assets, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments are expected to be required in order to renew or modify such Environmental Permits during the next five years except as may be needed in the ordinary and normal course of business;

(3)                                  There has been no Release or threatened Release of Hazardous Material on, at, under or from any real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability of the Companies under Environmental Law;

(4)                                  There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the real Property currently or formerly owned, leased or operated by the Companies or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Claim; and

(5)                                  No Person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b)                                 Except as set forth in Schedule 3.17:

(1)                                  No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(2)                                  No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including, without limitation, any such list relating to petroleum except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(3)                                  No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or assets of the Companies;

(4)                                  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law except where the failure to provide or perform any of the foregoing could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

(5)                                  The Companies have made available to Lenders all material reports and assessments in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law including, without limitation, those concerning the existence of Hazardous Material at real Property or facilities currently or formerly owned, operated, leased or used by the Companies except as, individually or in the aggregate, could not reasonably be expected to reveal or result in a Material Adverse Effect.

SECTION 3.18  Insurance.  Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Closing Date.  As of each such date, such insurance is in full force and effect and all premiums have been duly paid.  Each Company has insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.19  Security Documents.  (a)  The Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Administrative Agent (or, prior to the payment in full of the Revolving Credit Indebtedness and the termination of the Revolving Credit Documents, possession or control by the Revolving Credit Agent to the extent that the Revolving Credit Agent is acting as agent for the Collateral Agent for purposes of possession or control of Collateral pursuant to the Intercreditor Agreement) of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the extent possession or control by the Administrative Agent is required by the Security Agreement), the Lien created by the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b)                                 To the extent that the federal trademark laws of the United States are applicable to security interests in trademarks, the proper filing and recordation of the Security Agreement or a short form thereof in the United States Patent and Trademark Office against all U.S. registered trademarks and trademark applications (other than intent-to-use trademark applications) set forth on Schedule 3.19(b) (“Trademarks”) within three (3) months of the date of execution thereof will render the Administrative Agent’s Lien on, and security interest in, for the benefit of the Secured Parties, the applicable Loan Party’s right title and interest in such Trademarks fully perfected and effective against subsequent purchasers of such Trademarks, in each case subject to no Liens other than Permitted Liens.

(c)                                  To the extent that the federal patent laws of the United States are applicable to security interests in patents, the proper filing and recording of the Security Agreement or a short form thereof at the United States Patent and Trademark Office against the U.S. patents and patent applications set forth on Schedule 3.19(c) (“Patents”) within three (3) months of the date of execution thereof will render the Administrative Agent’s Lien on, and security interest in, for the benefit of the Secured Parties, the applicable Loan Party’s right, title and interest in such Patents fully perfected and effective against subsequent purchasers of such Patents, in each case subject to no Liens other than Permitted Liens.

(d)                                 To the extent that the federal copyright laws of the United States are applicable to security interests in copyrights, the proper filing and recording of the Security Agreement or a short form thereof at the United States Copyright Office against the U.S. registered copyrights set forth on Schedule 3.19(d) (“Copyrights”) within one (1) month of the date of execution thereof will render the Administrative Agent’s Lien on, and security interest in, for the benefit of the Secured Parties, the applicable Loan Party’s right, title and interest in such Copyrights fully perfected and effective against subsequent transferees of such Copyrights, in each case subject to no Liens other than Permitted Liens.

(e)                                  Each Mortgage executed and delivered as of the Closing Date is, or, to the extent any Mortgage is duly executed and delivered thereafter by the relevant Loan Party, will be, effective to create, in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien on and security interest in all of the Loan Parties’ right, title and interest in and to the Mortgaged Real Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 1.01(a), (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.11 and 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12) the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Real Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens reasonably acceptable to Administrative Agent.

(f)                                    Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, such Security Document will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

SECTION 3.20  Acquisition Documents; Representations and Warranties in Agreement.  (a)  Schedule 3.20 lists (i) each exhibit, schedule, annex or other attachment to the Acquisition Agreement and (ii) each agreement, certificate, instrument, letter or other document contemplated by the Acquisition Agreement or any item referred to in clause (i) to be entered into, executed or delivered or to become effective in connection with the Acquisition.  The Lenders have been furnished true and complete copies of each Acquisition Document to the extent executed and delivered on or prior to the Closing Date.

(b)                                 All representations and warranties of each Company set forth in the Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

SECTION 3.21  Anti-Terrorism Law.   (a)  No Loan Party and, to the knowledge of the Loan Parties, none of their Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)                                 No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Term Loans is any of the following:

(i)                                     a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)                                  No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Term Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV.

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01  Conditions to Initial Credit Extension.  The obligation of each Lender to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a)                                  Loan Documents.  All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders and to the Administrative Agent and there shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents, including this Agreement, the Security Agreement, the Intercreditor Agreement, each Mortgage, the Perfection Certificate and each other applicable Loan Document.

(b)                                 Corporate Documents.  The Administrative Agent shall have received:

(i)                                     a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate or articles of incorporation or other constitutive documents, including all amendments thereto certified as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate in this clause (i);

(ii)                                  a long form certificate as to the good standing (in such jurisdictions where such certificates are issued and, in jurisdictions where a long form certificate of good standing is not issued, a short form certificate of good standing) of each Loan Party as of a recent date, from such Secretary of State; and

(iii)                               such other documents as the Lenders or the Administrative Agent may reasonably request.

(c)                                  Officers’ Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of each Borrower (or in the case of Lenox, the Chief Financial Officer and another officer), confirming compliance with the conditions precedent set forth in paragraphs (f), (i), (j)

and (k) of this Section 4.01, clauses (ii), (iii) and (v) of paragraph (d) of this Section 4.01 and paragraphs (b), (c), (d) and (e) of Section 4.02.

(d)                                 Financings and Other Transactions, Etc.

(i)                                     The Lenders shall be satisfied with the form and substance of the Transaction Documents (including fairness opinions, employment agreements, indemnity agreements and comfort letters, if any, related to the Acquisition).

(ii)                                  The total debt financing requirements for the Transaction shall not exceed $205.0 million and the Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents (and without the waiver or amendment of any such terms not approved by the Administrative Agent and Borrowers shall have delivered copies of executed Acquisition Documents, certified by each Borrower’s Chief Financial Officer as current).

(iii)                               Borrower shall have received the proceeds of initial extension of credit under the Revolving Credit Agreement and the Revolving Credit Agreement shall be in form and substance satisfactory to the Lenders and copies of the executed Revolving Credit Documents shall have been delivered to the Administrative Agent.

(iv)                              The Lenders shall be satisfied with the capitalization, the terms and conditions of any equity arrangements and the corporate or other organizational structure of the Companies (after giving effect to the Transactions).

(v)                                 The Refinancing shall have been consummated in full to the satisfaction of the Lenders with all liens in favor of the existing lenders being unconditionally released; the Administrative Agent shall have received a “pay-off” letter with respect to all debt being refinanced in the Refinancing; the Administrative Agent shall have received from any Person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(e)                                  Financial Statements; Pro Forma Balance Sheet; Projections.  The Lenders shall have received and shall be reasonably satisfied with the form and substance of the financial statements described in Section 3.04 and with the forecasts of the financial performance of Holdings, Borrowers and their respective Subsidiaries.

(f)                                    Indebtedness and Minority Interests.  After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness for borrowed money, preferred stock or minority interests other than (i) the Loans and extensions of credit hereunder, (ii) the loans and extensions of credit under the Term Loan Credit Agreement (iii) the Capital Lease Obligations and other Indebtedness listed on Schedule 6.01, and (iv) Indebtedness owed to Borrowers or any Guarantor.

(g)                                 Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger and the Lenders, a favorable written opinion of (i) Dorsey & Whitney LLP, special counsel for the Loan Parties, substantially to the effect set forth in Exhibit K-1, and (ii) each local counsel listed on Schedule 4.01(g), substantially to the effect set forth in Exhibit K-2, in each case (A) dated the Closing Date, (B) addressed to the Agents and the Lenders and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and (iii) a copy of each legal opinion, if any, delivered under the other Transaction Documents, and Borrowers shall use their best efforts to deliver reliance letters from the party delivering such opinion authorizing the Agents and Lenders to rely thereon as if such opinion were addressed to them.

(h)                                 Solvency Certificate and Other Reports.  (i)  The Administrative Agent shall have received all audits, reports and opinions of appraisers, consultants or other advisors retained by it to review the Collateral, business, operation or condition of Borrowers and their Subsidiaries giving effect to the Transactions, and shall be satisfied with such audits, reports and opinions.

(ii)                                  The Administrative Agent shall have received a solvency certificate in the form of Exhibit M, dated the Closing Date and signed by the Chief Financial Officer of each Borrower.

(i)                                     Requirements of Law.  The Lenders shall be satisfied that the Transactions shall be in full compliance with all material Requirements of Law, including without limitation Regulations T, U and X of the Board.  The Lenders shall have received reasonably satisfactory evidence of compliance with all applicable Requirements of Law, including all applicable environmental laws and regulations.

(j)                                     Consents.  The Lenders shall be satisfied that all requisite Governmental Authorities and third parties shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(k)                                  Litigation.  There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of Holdings, Borrowers and the Subsidiaries to fully and timely perform their respective obligations under the Transaction Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

(l)                                     Sources and Uses.  The sources and uses of the Term Loans shall be as set forth in Section 3.11.

(m)                               Fees.  The Arranger, Collateral Agent and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the reasonable legal fees and expenses of Winston & Strawn LLP, special counsel to the

Administrative Agent, and the reasonable fees and expenses of any local counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrowers hereunder or under any other Loan Document.

(n)                                 Personal Property Requirements.  The Administrative Agent shall have received:

(i)                                     all certificates, agreements or instruments representing or evidencing the Pledged Securities and the Pledged Notes (each as defined in the Security Agreement) accompanied by instruments of transfer and stock powers endorsed in blank shall have been delivered to the Administrative Agent;

(ii)                                  all other certificates, agreements, including control agreements, or instruments necessary to perfect the Administrative Agent’s security interest in all Chattel Paper, all Instruments and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by Section 3.4 of the Security Agreement);

(iii)                               UCC Financing Statements in appropriate form for filing under the UCC, filings with the United States Patent, Trademark and Copyright offices and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents.

(iv)                              certified copies of UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Property of any Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens);

(v)                                 with respect to each Real Property set forth on Schedule 4.01(n), such Loan Party shall have obtained a Landlord Lien Waiver and Access Agreement or, if applicable, a bailee letter or other appropriate waiver and access agreement;

(vi)                              evidence acceptable to the Administrative Agent of payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

(o)                                 Real Property Requirements.  The Administrative Agent shall have received:

(i)                                     a Mortgage encumbering each Mortgaged Real Property in favor of Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Real Property, and otherwise in form for recording in the recording office of each political subdivision where each such Mortgaged Real Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable law, and such UCC-1 Financing Statements, all of which shall be in form and substance reasonably satisfactory to Administrative Agent, and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction;

(ii)                                  with respect to each Mortgaged Real Property, such consents, approvals, amendments, supplements or other instruments as necessary or required to consummate the Transactions or as shall reasonably be deemed necessary by the Administrative Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Real Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Real Property;

(iii)                               with respect to each Mortgage, a policy (or commitment to issue a policy) of title insurance insuring (or committing to insure) the Lien of such Mortgage as a valid second mortgage Lien on the Mortgaged Real Property and fixtures described therein (junior only to the Lien securing the Term Loan Indebtedness) in the amount set forth on Schedule 4.01(o)(iii) hereto with respect to such Mortgaged Real Property which policies (or commitments) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) contain a “tie-in” or “cluster” endorsement (if available under applicable law) (i.e., policies which insure against losses regardless of location or allocated value of the insured Property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Administrative Agent to the extent that such opinions can be obtained at a cost which is reasonable with respect to the value of the Mortgaged Real Property subject to such Mortgage) as shall be reasonably requested by the Administrative Agent (including, without limitation, endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions reasonably acceptable to the Administrative Agent;

(iv)                              with respect to each Mortgaged Real Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policies (or commitment) and endorsements contemplated in subparagraph (iii) above;

(v)                                 evidence reasonably acceptable to the Administrative Agent of payment by Borrowers of all Title Policy premiums, search and examination charges, and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to subparagraph (iii) above;

(vi)                              with respect to each Real Property or Mortgaged Real Property, copies of all Leases in which Borrowers or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any.  To the extent any of the foregoing affect any Mortgaged Real Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Real Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Administrative Agent;

(vii)                           with respect to each Mortgaged Real Property, Borrowers and each Subsidiary shall have made all notification, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Real Property; and

(viii)                        within sixty (60) days after the Closing Date, Surveys with respect to each Mortgaged Real Property.

(p)                                 Insurance.  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement and to name the Administrative Agent as additional insured, in form and substance satisfactory to the Administrative Agent.

(q)                                 USA Patriot Act.  The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including, without limitation, the information described in Section 10.13.

SECTION 4.02  Conditions to All Credit Extensions.  The obligation of each Lender to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a)                                  Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

(b)                                 No Default.  Borrowers and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after such Credit Extension, no Default shall have occurred and be continuing on such date or after giving effect to the Credit Extension requested to be made on such date.

(c)                                  Representations and Warranties.  Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d)                                 No Material Adverse Effect.  There has been no event, condition and/or contingency that has had or is reasonable likely to have a Material Adverse Effect.

(e)                                  No Legal Bar.  No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Term Loans to be made by it.  No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Term Loans hereunder.

Each of the delivery of a Borrowing Request and the acceptance by Borrowers of the proceeds of the Credit Extension shall constitute a representation and warranty by Borrowers and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied.  Borrowers shall provide such information (including calculations in reasonable detail of the covenants in Section 6.08) as the Administrative Agent may reasonably request to confirm that the conditions in Section 4.02 have been satisfied.

ARTICLE V.

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Term Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

SECTION 5.01  Financial Statements, Reports, etc.  In the case of Holdings and Borrowers, furnish to the Administrative Agent and each Lender:

(a)                                  Annual Reports.  Within 90 days after the end of each fiscal year (but no later than the date on which Holdings is required to file a Form 10-K under the Exchange Act), (i) the consolidated balance sheet of Holdings as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, and notes thereto, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by an opinion of Deloitte & Touche LLP or other independent public accountants of recognized national standing satisfactory to the Administrative Agent or one of the “Big 4” accounting firms (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows and changes in stockholders’ equity of the Consolidated Companies as of the end of and for such fiscal year in accordance with GAAP consistently applied, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidating basis, the financial condition, results of operations and cash flows of each of the Department 56 business and the Lenox business as of the end of and for such fiscal year, as compared to the financial condition, results of operations and cash flows of such business as of the end of and for the previous fiscal year and its budgeted results of operations and cash flows, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year;

(b)                                 Quarterly Reports.  Within 45 days after the end of each of the first three fiscal quarters of each fiscal year (but no later than the date on which Holdings is required to file a Form 10-Q under the Exchange Act), (i) the consolidated balance sheet of Holdings as of the end of such fiscal quarter and related consolidated statement of income for such fiscal quarter and the related consolidated statements of income and cash flows for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Consolidated Companies as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in Section 5.01(a), subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidating basis, the financial condition, results of operations and cash flows of each of the Department 56 business and the Lenox business as of the end of and for such fiscal quarter and for the then elapsed portion of the fiscal year, as compared to the financial condition, results of operations and cash flows of such business as of the end of such fiscal quarter and for the comparable periods in the previous fiscal year and its budgeted results of operations and cash flows, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year;

(c)                                  Monthly Reports.  Within 30 days (40 days for the month ending January 31 of each year) after the end of the first two months of each fiscal quarter, (i) the consolidated statement of income of Holdings for such month and the consolidated statements of income and cash flows for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of the Consolidated Companies as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, and (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidating basis, the results of operations and cash flows of each of the Department 56 business and the Lenox business for such month and for the then elapsed portion of the fiscal year, as compared to the results of operations and cash flows of such business for the comparable periods in the previous fiscal year and its budgeted results of operations and cash flows;

(d)                                 Financial Officer’s Certificate.  (i)  Concurrently with any delivery of financial statements under paragraphs (a), (b) or (c) above, a certificate of a Financial Officer certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (ii) concurrently with any delivery of financial statements under sub-paragraph (a) or (b) above, a Compliance Certificate; and (iii) in the case of paragraph (a) above, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Holdings and its Subsidiaries, which audit was conducted in accordance with GAAP, such accounting firm obtained no knowledge that any Default has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(e)                                  Financial Officer’s Certificate Regarding Collateral.  Concurrently with any delivery of financial statements under paragraph (a) above, a Perfection Certificate Supplement in accordance with the provisions of Section 5.13(b);

(f)                                    Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(g)                                 Management Letters.  Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s responses thereto;

(h)                                 Budgets.  No later than the first day of each fiscal year of Holdings and Borrowers, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income by each of the Department 56 business and the Lenox business and sources and uses of cash and balance sheets) prepared by each of Holdings and Borrowers, respectively, for (i) each fiscal month of such fiscal year prepared in detail and (ii) each of the two years immediately following such fiscal year prepared in summary form, in each case, of Holdings, Borrowers and their respective Subsidiaries, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of each of Holdings and Borrowers to the effect that the budget of Holdings and Borrowers, respectively, is a reasonable estimate for the period covered thereby;

(i)                                     Annual Meetings with Lenders.  Within 120 days after the close of each fiscal year of Holdings, Holdings and Borrowers shall, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location and time) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies; and

(j)                                     Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02  Litigation and Other Notices.  Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                                  any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)                                 the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c)                                  any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;

(d)                                 the occurrence of a Casualty Event and will ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents;

(e)                                  (i) the incurrence of any material Lien (other than Permitted Liens) on, or claim asserted against any of the Collateral or (ii) the occurrence of any other event which could materially affect the value of the Collateral; and

(f)                                    any threatened indictment by any Governmental Authority of any Loan Party, as to which any Loan Party receives knowledge or notice, under any criminal or civil proceedings against any Loan Party pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $500,000 or (ii) any other Property of any Loan Party which is necessary or material to the conduct of its business.

SECTION 5.03  Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases and Transaction Documents; and at all times maintain and preserve all Property material to the conduct of such business and keep such Property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of assets, consolidations or mergers by or involving any Company in accordance with Section 6.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, tradenames, copyrights or patents that such Person reasonably determines are not useful to its business.

SECTION 5.04  Insurance.  (a)  Keep its insurable Property adequately insured at all times by financially sound and reputable insurers (provided that Borrowers shall not be deemed to breach this provision if, after their insurer becomes unsound or irreputable, Borrowers promptly and diligently obtain adequate insurance from an alternative carrier); maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or Property damage occurring upon, in, about or in connection with the use of any Property owned, occupied or controlled by it; and maintain such other insurance as may be required by law; and, with respect to the Collateral, otherwise maintain all insurance coverage required under each applicable Security Document, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Collateral Agent, it being agreed that the levels of insurance in place on the Closing Date, absent a material change in the Property of the Loan Parties, shall be satisfactory to the Administrative Agent and the Collateral Agent so long as appropriate steps are taken to assure that such insurance coverage is also obtained for any future Subsidiaries.

(b)                                 All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent and the Collateral Agent of written notice thereof, (ii) name the Administrative Agent and the Collateral Agent as mortgagee (in the case of Property insurance) or additional insured (in the case of liability insurance) or loss payee (in the case of casualty insurance), as applicable, (iii) if reasonably requested by the Administrative Agent or the Collateral Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Administrative Agent and the Collateral Agent.

(c)                                  Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

(d)                                 Obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any real Property covered by a Mortgage is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1975, as amended from time to time.

(e)                                  Deliver to the Administrative Agent and the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.

SECTION 5.05  Obligations and Taxes.  (a)  Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Company shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and, in the case of Collateral, the applicable Company shall have otherwise complied with the Contested Collateral Lien Conditions.

(b)                                 Timely and correctly file all material Tax Returns required to be filed by it.

SECTION 5.06  Employee Benefits.  (a)  With respect to each Plan, comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 10 days after any Responsible Officer of the Companies or their ERISA Affiliates or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or their ERISA Affiliates in an aggregate amount exceeding $500,000 or the imposition of a Lien, a statement of a Financial Officer of Holdings setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of:  (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.

SECTION 5.07  Maintaining Records; Access to Properties and Inspections.  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities.  Keep proper records of intercompany accounts with full, true and correct entries reflecting all payments received and paid (including, without limitation, funds received by Borrowers from swept deposit accounts of the other Companies).  Upon reasonable prior notice, each Loan Party will permit any representatives designated by the Administrative Agent, Collateral Agent or any Lender to visit and inspect the financial records and the Property of such Loan Party at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent, Collateral Agent or any Lender to discuss the affairs, finances and condition of any Loan Party with the officers thereof and independent accountants therefor.

SECTION 5.08  Use of Proceeds.  Use the proceeds of the Term Loans only for the purposes set forth in Section 3.11.

SECTION 5.09  Compliance with Environmental Laws; Environmental Reports.  (a)  Comply, and cause all lessees and other Persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct any Response required by a Governmental Authority in accordance with Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)                                 If a Default caused by reason of a breach of Section 3.17 or 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at Borrowers’ expense, an environmental assessment report regarding the matters which are the subject of such default, including where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm and in the form and substance reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

SECTION 5.10  Interest Rate Protection.  No later than the 90th day after the Closing Date, Borrowers shall enter into, and thereafter maintain, interest rate Hedging Agreements with terms and conditions reasonably acceptable to the Administrative Agent.

SECTION 5.11  Additional Collateral; Additional Guarantors.  (a)  Subject to this Section 5.11, with respect to any Property acquired after the Closing Date by Borrowers or any other Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Property described in paragraph (b) of this subsection) promptly (and in any event within 30 days after the acquisition thereof provided the Administrative Agent has provided all joinder agreements to the applicable Security Documents necessary for the Loan Parties to comply herewith):  (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such Property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.  Borrowers shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties or assets.

(b)                                 With respect to any Person that is or becomes a Wholly Owned Subsidiary (other than any Foreign Subsidiary that is not a direct Subsidiary of a Loan Party) promptly (and in any event within 30 days after such Person becomes a Subsidiary) (i) deliver to the Administrative Agent (or, prior to the payment in full of the Revolving Credit Indebtedness and the termination of the Revolving Credit Documents, to the Revolving Credit Agent) the certificates, if any, representing the Equity Interests of such Subsidiary (provided that with respect to any first-tier Foreign Subsidiary of a Borrower or a Subsidiary organized in a State of the United States, in no event shall more than 66% of the Equity Interests of any Foreign Subsidiary be subject to any Lien or pledged under any Security Document if such pledge would have a material adverse tax impact on Borrowers (determined at the reasonable discretion of the Administrative Agent)), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of such Subsidiary’s parent, as the case may be, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Subsidiary, and (ii) cause such new Subsidiary (other than any Foreign Subsidiary if such pledge would have a material adverse tax impact on Borrowers (determined at the reasonable discretion of the Administrative Agent) (A) to execute a Joinder Agreement or such comparable documentation and a joinder agreement to the Security Agreement in the form annexed thereto which is in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(c)                                  Each Loan Party will promptly grant to the Administrative Agent, within 60 days of the acquisition thereof, a security interest in and Mortgage Lien on each owned or leased Real Property of such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $1.0 million, as additional security for the Obligations (unless the subject Property is already mortgaged to a third party to the extent permitted by Section 6.02).  Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens.  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent or the Collateral Agent shall require, to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including, without limitation, a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

SECTION 5.12  Security Interests; Further Assurances.  Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at Borrowers’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents, including, without limitation, landlord or similar lien waivers and consents, as may be necessary or appropriate in connection therewith.  Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents.  Upon the exercise by the Administrative Agent, the Collateral Agent or the Lenders of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or the Lenders may be so required to obtain.  If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrowers shall provide to the Administrative Agent and the

Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

SECTION 5.13  Information Regarding Collateral.  (a)  Furnish to the Administrative Agent and the Collateral Agent 30 days prior written notice (in the form of an officer’s certificate), clearly describing any of the following changes (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or (v) in any Loan Party’s jurisdiction of organization.  Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  Borrowers agree to provide to the Administrative Agent such other information in connection with such changes as the Administrative Agent and the Collateral Agent may reasonably request.  Borrowers also agree promptly to notify the Administrative Agent and the Collateral Agent if any material portion of the Collateral is subject to a Casualty Event.

(b)                                 Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to paragraph (a) of Section 5.01, deliver to the Administrative Agent (i) a Perfection Certificate Supplement setting forth any changes to the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recently delivered Perfection Certificate Supplement pursuant to this Section 5.13(b) and (ii) a certificate of a Financial Officer and the chief legal officer of the Loan Parties certifying that all UCC Financing Statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

ARTICLE VI.

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Term Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

SECTION 6.01  Indebtedness.  Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a)                                  Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

(b)                                 (i) Indebtedness actually outstanding on the Closing Date and listed on Schedule 6.01(b) or (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;

(c)                                  Indebtedness of Borrowers under Hedging Agreements required pursuant to Section 5.10;

(d)                                 to the extent recorded in the Companies’ intercompany account ledgers, intercompany Indebtedness of the Companies outstanding to the extent permitted by Section 6.04(e);

(e)                                  Indebtedness of the Borrowers and their Subsidiaries organized in a State within the United States in respect of Purchase Money Obligations and Capital Lease Obligations and refinancings or renewals thereof (other than refinancings funded with intercompany advances), in an aggregate amount not to exceed $10.0 million at any time outstanding;

(f)                                    Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds and completion guarantees provided by a Company in the ordinary course of its business;

(g)                                 Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under Section 6.01;

(h)                                 Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 5.05;

(i)                                     Indebtedness in respect of netting services and overdraft protections in connection with deposit accounts, in each case in the ordinary course of business;

(j)                                     the Revolving Credit Indebtedness;

(k)                                  unsecured guaranties by Holdings, Borrowers or any of their Subsidiaries in respect of the obligations under that certain Consignment Agreement, dated as of

August 5, 1998 (as amended), among Lenox, Sovereign Bank and Sovereign Precious Metals, LLC, successor in interest to BankBoston, N.A.; and

(l)                                     other unsecured Indebtedness (not of the type covered in clauses (a) – (k) above) of any Company not to exceed $25.0 million in the aggregate principal amount at any time outstanding.

SECTION 6.02  Liens.  Create, incur, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the “Permitted Liens”):

(a)                                  inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property or assets subject to any such Lien, or (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(b)                                 Liens in respect of Property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the Property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, (ii) which do not pertain to Indebtedness that is due and payable or which pertain to Liens that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property or assets subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c)                                  Liens in existence on the Closing Date and set forth on Schedule 6.02(c); provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase; and (ii) such Liens do not encumber any Property other than the Property subject thereto on the Closing Date;

(d)                                 easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property and (iii)

individually or in the aggregate materially interfering with the conduct of the business of the Companies at such Real Property;

(e)                                  Liens arising out of judgments or awards not resulting in a Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any Property subject to such Liens) does not exceed $1.0 million at any time outstanding;

(f)                                    Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (w) with respect to clauses (i), (ii) and (iii) hereof, such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the Property or assets subject to any such Lien, (x) to the extent such Liens are not imposed by law, such Liens shall in no event encumber any Property other than cash and Cash Equivalents which have been deposited with such lienholder or has otherwise been subordinated to the Liens securing the Obligations hereunder pursuant to a Landlord Lien Waiver and Access Agreement, (y) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (z) the aggregate amount of deposits at any time pursuant to clause (ii) and (iii) shall not exceed $250,000 in the aggregate;

(g)                                 Leases or subleases with respect to the assets or properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the Property subject thereto;

(h)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i)                                     Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations incurred pursuant to Section 6.01(e); provided that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the Property being acquired or leased at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the Property being financed pursuant to such Purchase Money Obligations or Capital Lease Obligations and do not encumber any other Property of any Company;

(j)                                     bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)                                  Liens granted pursuant to the Security Documents;

(l)                                     licenses or sublicenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Company;

(m)                               Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(n)                                 Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods to the extent required by law;

(o)                                 Liens deemed to exist in connection with set-off rights in the ordinary course of Borrowers’ and their Subsidiaries’ business;

(p)                                 replacement, extension or renewal of any Lien permitted herein in the same property previously subject thereto provided the underlying Indebtedness is permitted to be replaced, extended and renewed under Section 6.01(b);

(q)                                 the filing of financing statements solely as a precautionary measure in connection with operating leases or the filing of financing statements regarding consignment of goods; and

(r)                                    the following Liens securing the Revolving Credit Indebtedness: (i) with respect to the Revolving Credit Priority Collateral, first priority Liens senior to the Liens securing the Obligations and (ii) with respect to the Term Loan Priority Collateral, second priority Liens junior to the Liens securing the Obligations;

provided, however, that no Liens (other than Liens permitted under Section 6.02(r)(i)) shall be permitted to exist, directly or indirectly, on any Pledged Securities or Pledged Notes (each as defined in the Security Agreement).

SECTION 6.03  Sale and Leaseback Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred unless (i) the sale of such Property is permitted by Section 6.05 and (ii) any Liens arising in connection with its use of such Property are permitted by Section 6.02.

SECTION 6.04  Investment, Loan and Advances.  Directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)                                  the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b)                                 Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

(c)                                  the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments for collection in the ordinary course of business, (iv) make lease, utility and other similar deposits in the ordinary course of business; or (v) make prepayments and deposits to suppliers in the ordinary course of business;

(d)                                 Borrowers may enter into Hedging Agreements to the extent required by Section 5.10;

(e)                                  any Loan Party (other than Holdings) may make intercompany loans and advances to any other Loan Party (other than Holdings); provided that such loan shall simultaneously be recorded on such Loan Party’s ledgers as an intercompany loan, evidenced by a promissory notes and shall be pledged (and delivered) by such Loan Party that is the lender of such intercompany loan as Collateral pursuant to the Security Agreement, provided further that (i) no Loan Party may make loans to any Foreign Subsidiary pursuant to this paragraph (e) and (ii) any loans made pursuant to this paragraph (e) shall be subordinated to the Obligations of the Loan Parties pursuant to an intercompany note in substantially the form of Exhibit L;

(f)                                    Borrowers and the Subsidiaries may make loans and advances (including payroll, relocation, travel and entertainment related advances) in the ordinary course of business consistent with past practices to their respective employees (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act);

(g)                                 Borrowers and the Subsidiaries may sell or transfer amounts and acquire assets to the extent permitted by Section 6.05;

(h)                                 Borrowers may establish (i) Wholly Owned Subsidiaries to the extent permitted by Section 6.12 and (ii) non-Wholly Owned Subsidiaries and/or joint ventures to the extent that Investments in such non-Wholly Owned Subsidiaries and/or joint ventures shall not exceed $2.5 million at any time outstanding, after taking into account amounts returned in cash (including upon disposition);

(i)                                     Investments (other than as described in Section 6.04(e)) (i) by a Borrower in any Subsidiary Guarantor, (ii) by any Company in a Borrower or any Subsidiary Guarantor, (iii) by Holdings in a Borrower and (iv) by a Subsidiary Guarantor in another Subsidiary Guarantor;

(j)                                     Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(k)                                  Investments made by a Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.05;

(l)                                     earnest money required in connection with and to the extent permitted by Permitted Acquisitions;

(m)                               Loan Parties may hold Investments to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.04 hereof;

(n)                                 Investments in deposit accounts opened in the ordinary course of business provided such deposit accounts are subject to Deposit Account Control Agreements if required hereunder;

(o)                                 Loan Parties may capitalize or forgive any Indebtedness owed to it by other Loan Parties (except that Borrowers shall not forgive intercompany loans made to any other Loan Party);

(p)                                 the Loan Parties may maintain an executive deferred compensation program and acquire, maintain and sell readily marketable securities as part of such program, which securities may consist of stocks, bonds and mutual funds, but not to exceed $5.0 million in the aggregate at any time; and

(q)                                 Other Investments not exceeding $1,000,000 at any time outstanding (plus any appreciation in the value of any such Investment occurring after such Investment is acquired).

SECTION 6.05  Mergers, Consolidations, Sales of Assets and Acquisitions.  Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its Property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the Property or assets of any Person (or agree to do any of the foregoing at any future time), except that:

(a)                                  Capital Expenditures by Borrowers and the Subsidiaries shall be permitted to the extent permitted by Section 6.08(e);

(b)                                 (i) purchases or other acquisitions of inventory, materials, equipment and intangible assets in the ordinary course of business shall be permitted, (ii) subject to Section 2.10(b), sales of used, worn out, obsolete or surplus Property by any Company in the ordinary course of business and the abandonment or other Asset Sale of Intellectual Property that is, in the reasonable judgment of Borrowers, no longer economically practicable to maintain or useful in the conduct of the business of the Companies as currently being conducted shall be permitted and (iii) subject to Section 2.10(b), the sale, lease or other disposal of any assets shall be permitted; provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (b)(iii) shall not exceed $1.0 million in any four consecutive fiscal quarters of Borrowers;

(c)                                  Investments in connection with any such transaction may be made to the extent permitted by Section 6.04;

(d)                                 Borrowers and the Subsidiaries may sell Cash Equivalents and use cash for purposes that are otherwise permitted by the terms of this Agreement in the ordinary course of business;

(e)                                  Borrowers and the Subsidiaries may lease (as lessee or lessor) real or personal Property and may guaranty such lease, in each case, in the ordinary course of business and in accordance with the applicable Security Documents;

(f)                                    the Transactions shall be permitted as contemplated by the Transaction Documents;

(g)                                 Borrowers and the Subsidiaries may consummate Permitted Acquisitions;

(h)                                 (i) any Loan Party may transfer or lease Property to, or acquire or lease Property from, any Loan Party; provided, that any such lease of any of the Mortgaged Real Property shall be made expressly subordinated to the applicable Mortgage, and (ii) any Loan Party (other than Holdings) may be merged into any other Loan Party (other than Holdings); provided, that, in any merger involving a Borrower, a Borrower shall be the surviving corporation; provided that the Liens on the Collateral granted in favor of the Administrative Agent under the Security Documents shall be maintained;

(i)                                     any Subsidiary of a Borrower may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; and

(j)                                     discounts or forgiveness of accounts receivable in the ordinary course of business or in connection with collection or compromise thereof shall be permitted provided the account debtor is not an Affiliate; and

(k)                                  Permitted Liens (to the extent constituting a conveyance of Property) shall be permitted.

To the extent the Required Lenders waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall take all actions deemed appropriate in order to effect the foregoing.

SECTION 6.06  Dividends.  Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that:

(a)                                  any Subsidiary of a Borrower (i) may pay cash Dividends to such Borrower or any Wholly Owned Subsidiary of such Borrower and (ii) if such Subsidiary is not a Wholly Owned Subsidiary of such Borrower, may pay cash Dividends to its shareholders generally so long as such Borrower or its Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary);

(b)                                 so long as no Default exists or would result therefrom, Borrowers may pay Dividends to Holdings for the purpose of enabling Holdings to, and Holdings may, repurchase outstanding shares of its common stock (or options to purchase such common stock) following the death, disability, retirement or termination of employment of employees, officers or directors of any Company; provided that (i) all amounts used to effect such repurchases are obtained by Holdings from a substantially concurrent issuance of its common stock (or options to purchase such common stock) to other employees, members of management, executive officers or directors of any Company or (ii) to the extent the proceeds used to effect any repurchase pursuant to this clause (ii) are not obtained as described in preceding clause (i), the aggregate amount of Dividends paid by Holdings to its stockholders pursuant to this paragraph (b) (exclusive of amounts paid as described pursuant to preceding clause (i)) shall not exceed $1.0 million in any fiscal year of Holdings;

(c)                                  Borrowers may pay cash Dividends to Holdings for the purpose of paying, so long as all proceeds thereof are promptly used by Holdings to pay, its franchise taxes and operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including legal and accounting expenses and similar expenses and customary fees to non-officer directors of Holdings);

(d)                                 Borrowers and Subsidiaries may pay cash Dividends to Holdings for the purpose of paying, so long as all proceeds thereof are promptly used by Holdings to pay, its income tax when and as due; and

(e)                                  On the Closing Date, D 56 may pay a cash Dividend in the amount of the Acquisition Consideration to effect the Acquisition.

SECTION 6.07  Transactions with Affiliates.  Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrowers and their Wholly-Owned Subsidiaries), other than in the ordinary course of business and on terms and conditions substantially as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that:

(a)                                  Dividends may be paid to the extent provided in Section 6.06;

(b)                                 loans may be made and other transactions may be entered into between and among any Company and its Affiliates to the extent permitted by Sections 6.01 and 6.04;

(c)                                  customary fees may be paid to non-officer directors of Holdings and customary indemnities may be provided to all directors of Holdings; and

(d)                                 the Transactions may be effected.

SECTION 6.08  Financial Covenants.

(a)                                  Maximum Leverage Ratio.  Permit the Leverage Ratio, for any Test Period ending on or about the dates set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period	Leverage Ratio
Four fiscal quarters ending December 31, 2005	2.9 to 1.0
Four fiscal quarters ending March 31, 2006	3.3 to 1.0
Four fiscal quarters ending June 30, 2006	3.7 to 1.0
Four fiscal quarters ending September 30, 2006	4.0 to 1.0
Four fiscal quarters ending December 31, 2006	2.0 to 1.0
Four fiscal quarters ending March 31, 2007	2.0 to 1.0
Four fiscal quarters ending June 30, 2007	2.6 to 1.0
Four fiscal quarters ending September 30, 2007	2.8 to 1.0
Four fiscal quarters ending December 31, 2007	2.0 to 1.0
Each period of four fiscal quarters thereafter	2.0 to 1.0

(b)                                 Minimum Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio, for any Test Period ending on or about the dates set forth in the table below, to be less than the ratio set forth opposite such period in the table below:

Test Period	Interest Coverage Ratio
Four fiscal quarters ending December 31, 2005	2.35 to 1.0
Four fiscal quarters ending March 31, 2006	2.35 to 1.0
Four fiscal quarters ending June 30, 2006	2.75 to 1.0
Four fiscal quarters ending September 30, 2006	2.90 to 1.0
Four fiscal quarters ending December 31, 2006	3.00 to 1.0
Four fiscal quarters ending March 31, 2007	3.35 to 1.0
Four fiscal quarters ending June 30, 2007	3.60 to 1.0
Four fiscal quarters ending September 30, 2007	3.75 to 1.0
Four fiscal quarters ending December 31, 2007	3.75 to 1.0
Each period of four fiscal quarters thereafter	3.75 to 1.0

(c)                                  Limitation on Capital Expenditures.  Permit the aggregate amount of Capital Expenditures made in any test period ending on or about the dates set forth in the table below, to exceed the amount set forth opposite such period below:

Test Period	Amount
(in millions)
Closing Date - December 31, 2005	$5.7
Four fiscal quarters ending December 31, 2006	$14.0
Four fiscal quarters ending December 31, 2007	$14.0
Four fiscal quarters ending December 31, 2008	$14.0
Four fiscal quarters ending December 31, 2009	$14.0
Four fiscal quarters ending December 31, 2010	$14.0

provided, however, that (x) if the aggregate amount of Capital Expenditures described in clause (c) above for any test period shall be less than the amount permitted in clause (c) above for such test period (before giving effect to any carryover), then 50% of the shortfall may be added to the amount of Capital Expenditures permitted in clause (c) above for the immediately succeeding (but not any other) fiscal year and (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such year before any carryover.

SECTION 6.09  Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, or Other Constitutive Documents, By-laws and Certain Other Agreements, etc.  (i) Amend or modify, or permit the amendment or modification of, any provision of existing Indebtedness or of any agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating thereto other than any amendments or modifications to Indebtedness which do not in any way materially adversely affect the interests of the Lenders and are otherwise permitted under Section 6.01(b); or (ii) amend or modify, or permit the amendment or modification of, the Revolving Credit Documents except as permitted under the Intercreditor Agreement or (iii) amend or modify, or permit the amendment or modification of, any other Transaction Document, in each case except for amendments or modifications which are not in any way adverse in any material respect to the interests of the Lenders; or (iv) amend, modify or change its articles of incorporation or other constitutive documents (including by the filing or modification of any certificate of designation) or by-laws, or any agreement entered into by it, with respect to its capital stock (including any shareholders’ agreement), or enter into any new agreement with respect to its capital stock, other than any amendments, modifications, agreements or changes pursuant to this clause (iv) or any such new agreements pursuant to this clause (iv) which do not in any way materially adversely affect in any material respect the interests of the Lenders; provided that Holdings may issue such capital stock as is not prohibited by Section 6.11 or any other provision of this Agreement and may amend articles of incorporation or other constitutive documents to authorize any such capital stock.

SECTION 6.10  Limitation on Certain Restrictions on Subsidiaries.  Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by a Borrower or any other Subsidiary of a Borrower, or pay any Indebtedness owed to a Borrower or any other Subsidiary of a Borrower, (b) make loans or advances to a Borrower or any other Subsidiary of a Borrower or (c) transfer any of its properties to a Borrower or any other Subsidiary of a Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable law; (ii) this Agreement and the other Loan Documents; (iii) the Term Loan Documents, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Borrower or any other Subsidiary of a Borrower; (v) customary provisions restricting assignment of any agreement entered into by a Borrower or any other Subsidiary of a Borrower in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 may restrict the transfer of the asset or assets subject thereto; (vii) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Closing Date in accordance with the provisions of this Agreement; (viii) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 6.05 pending the consummation of such sale; (ix) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of a Borrower; or (x) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such Person’s organizational or governing documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or assets held in the subject joint venture or other entity.

SECTION 6.11  Limitation on Issuance of Capital Stock.  (a)  With respect to Holdings, issue any Equity Interest that is not Qualified Capital Stock.

(b)                                 Borrowers will not, and will not permit any Subsidiary, to issue any Equity Interest of any Subsidiary (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interest of any Subsidiary, except (i) for stock splits, stock dividends and additional Equity Interests issuances which do not decrease the percentage ownership of a Borrower or any Subsidiaries in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of a Borrower formed after the Closing Date pursuant to Section 6.12 may issue Equity Interests to a Borrower or the Subsidiary of a Borrower which is to own such stock; and (iii) a Borrower may issue common stock that is Qualified Capital Stock to Holdings.  All Equity Interests issued in accordance with this Section 6.11(b) shall, to the extent required by this Agreement or the Security Agreement, be delivered to the Administrative Agent for pledge pursuant to the Security Agreement.

SECTION 6.12  Limitation on Creation of Subsidiaries.  Establish, create or acquire any additional Subsidiaries; provided that a Borrower may establish or create one or more Wholly Owned Subsidiaries of a Borrower or one of its Wholly Owned Subsidiaries without consent so long as (a) 100% of the Equity Interest of any new Subsidiary is, upon the creation or establishment of any such new Subsidiary (or, in the case of Foreign Subsidiaries if such pledge would have a material adverse tax impact on a Borrower (determined at the reasonable discretion of the Administrative Agent), 66%), pledged and delivered to the Administrative Agent for the benefit of the Secured Parties under the Security Agreement; and (b) upon the creation or establishment of any such new Wholly Owned Subsidiary (other than a Foreign Subsidiary if such actions would have a material adverse tax impact on a Borrower (determined at the reasonable discretion of the Administrative Agent)), such Subsidiary becomes a party to the applicable Security Documents and shall become a Subsidiary Guarantor hereunder and execute a Joinder Agreement and the other Loan Documents all in accordance with Section 5.11(b) above.

SECTION 6.13  Business.  (a)  With respect to Holdings, engage in any business activities or have any assets or liabilities, other than (i) its ownership of the Equity Interests of Borrowers, (ii) obligations under the Loan Documents and the Term Loan Documents and (iii) activities and assets incidental to the foregoing clauses (i) and (ii).

(b)                                 With respect to Borrowers and the Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrowers and its Subsidiaries are engaged on the Closing Date (or which are substantially related thereto or are reasonable extensions thereof).

SECTION 6.14  Limitation on Accounting Changes.  Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed, except changes that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or are required by GAAP.

SECTION 6.15  Fiscal Year.  Change its fiscal year end to a date other than on or about December 31.

SECTION 6.16  No Negative Pledges.  Directly or indirectly enter into or assume any agreement (other than this Agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, except for Property subject to purchase money security interests, operating leases and capital leases.

SECTION 6.17  Lease Obligations.  Create, incur, assume or suffer to exist any obligations as lessee for the rental or hire of real or personal Property of any kind under leases or agreements to lease having an original term of one year or more that would cause the direct and contingent liabilities of Borrowers and their Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $20.0 million payable in any period of 12 consecutive months.

SECTION 6.18  Anti-Terrorism Law; Anti-Money Laundering.

(a)                                  Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.18).

(b)                                 Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.19  Embargoed Person.  Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Term Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Term Loans are in violation of a Requirement of Law.

SECTION 6.20  Inactive Subsidiaries.  Cause or permit any of the Inactive Subsidiaries to become active, conduct business or hold assets in an amount exceeding $250,000 in the aggregate.

ARTICLE VII.

GUARANTEE

SECTION 7.01  The Guarantee.  The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Term Loans made by the Lenders to, and the Notes held by each Lender of, Borrowers, and all other

Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or Lender Hedging Agreement relating to the Term Loans, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if any Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02  Obligations Unconditional.  The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)                                  the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which a Borrower is or may become a party;

(b)                                 the absence of any action to enforce this Agreement or any other Loan Document or the waiver or consent by Administrative Agent and Lenders with respect to any of the provisions thereof;

(c)                                  the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Administrative Agent and Lenders in respect thereof (including the release of any such security);

(d)                                 the insolvency of a Borrower or any other Guarantor;

(e)                                  at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(f)                                    any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(g)                                 the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(h)                                 any lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;

(i)                                     the release of a Borrower or any other Guarantor; or

(j)                                     any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than indefeasible payment in full in cash of all Obligations and the termination of all Commitments).

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against a Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against Borrowers or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03  Reinstatement.  The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of a Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.  The Guarantors jointly and severally agree that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Secured Party.

SECTION 7.04  Subrogation; Subordination.  Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against a Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  The payment of any amounts due with respect to any Indebtedness of Borrowers or any other Guarantor now or hereafter owing to any Guarantor or Borrowers by reason of any payment by such Guarantor under the Guarantee in this Article VII is hereby subordinated to the prior indefeasible payment in full in cash of the Guaranteed Obligations.  In addition, any Indebtedness of the Guarantors now or hereafter held by any Guarantor is hereby subordinated in right of payment in full in cash to the Guaranteed Obligations.  Each Guarantor agrees that it will not demand, sue for or otherwise attempt to collect any such Indebtedness of Borrowers to such Guarantor until the Obligations shall have been indefeasibly paid in full in cash.  If, notwithstanding the foregoing sentence, any Guarantor shall prior to the indefeasible payment in full in cash of the Guaranteed Obligations collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Secured Parties and be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Guarantor under the other provisions of the guaranty contained herein.

SECTION 7.05  Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article XI (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article XI) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06  Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07  Continuing Guarantee.  The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08  General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE VIII.

EVENTS OF DEFAULT

SECTION 8.01  Events of Default.  In case of the happening of any of the following events (“Events of Default”):

(a)                                  default shall be made in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(b)                                 default shall be made in the payment of any interest on any Term Loan or any Fee or any other amount (other than an amount referred to in (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c)                                  any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; it being recognized by Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by said projections may differ from the projected results;

(d)                                 (i) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02, 5.03(a) or 5.08 or in Article VI or (ii) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.07 and such default shall continue unremedied or shall not be waived for a period of 5 Business Days;

(e)                                  default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in (a), (b) or (d) above) and such default shall continue unremedied or shall not be waived for a period of 20 days after written notice thereof from the Administrative Agent or any Lender to Borrowers;

(f)                                    (i) an “Event of Default” under, and as defined in the Revolving Credit Agreement, shall occur; provided that, if the “Event of Default” under the Revolving Credit Agreement is anything other than a failure to make a payment when and as the same shall become due and payable, it shall not constitute an Event of Default pursuant to this clause (i) unless and until the Revolving Credit Indebtedness shall have been accelerated; or (ii) any Company shall (x) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable, or (y) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this subclause (y) causes such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this clause (ii) unless the aggregate amount of all such Indebtedness referred to in subclauses (x) and (y) exceeds $2.5 million at any one time;

(g)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company, or of a substantial part of the Property or assets of any Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the Property or assets of any Company; or (iii) the winding-up or liquidation of any Company; and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the Property or assets of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable (after taking into account all rights of contribution), admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate, except as expressly allowed under Section 6.05(j);

(i)                                     one or more judgments for the payment of money in an aggregate amount in excess of $2.5 million shall be rendered against any Company or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Company to enforce any such judgment;

(j)                                     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in liability of any Company and its ERISA Affiliates in an aggregate amount exceeding $2.5 million or the imposition of a Lien on any assets of a Company;

(k)                                  any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Administrative Agent, or shall be asserted by a Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l)                                     the Guarantees shall cease to be in full force and effect, unless in connection with the sale, merger or dissolution of a Guarantor to the extent permitted under Section 6.05 hereof;

(m)                               any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other Person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;

(n)                                 there shall have occurred a Change in Control;

(o)                                 any Loan Party shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction; or

(p)                                 the indictment by any Governmental Authority of any Loan Party as to which any Loan Party or Administrative Agent receives notice as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Administrative Agent, under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $1.0 million or (ii) any other Property of any Loan Party which is necessary or material to the conduct of its business;

then, and in every such event (other than an event with respect to Holdings or Borrowers described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrowers, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Holdings or Borrowers described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02  Application of Proceeds.  Subject to the provisions of the Intercreditor Agreement, the proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Agreement, promptly by the Administrative Agent as follows:

(a)                                  First, to the payment of the reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization incurred or due to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)                                 Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)                                  Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, of all Obligations constituting accrued interest, payable to the Lenders hereunder, equally and ratably;

(d)                                 Fourth, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash of the outstanding principal amount of the Term Loans;

(e)                                  Fifth, to the indefeasible payment in full in cash of any Obligations due to any Lender under a Lender Hedging Agreement permitted by this Agreement;

(f)                                    Sixth, to the payment of all other Obligations; and

(g)                                 Seventh, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that its then outstanding Term Loans, and obligations outstanding under the Lender Hedging Agreements permitted by this Agreement bears to the aggregate then outstanding Term Loans, and obligations outstanding under the Lender Hedging Agreements) of amounts available to be applied pursuant to clauses “Third”, “Fourth” and “Fifth” above.

ARTICLE IX.

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01  Appointment and Authority.  Each of the Lenders hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02  Rights as a Lender.  Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity.  Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrowers or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.  The Lenders hereby acknowledge that the Administrative Agent is also acting as the administrative agent under the Revolving Credit Documents.

SECTION 9.03  Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, no Agent:

(i)                                     shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                                  shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii)                               shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of their Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrowers or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 9.04  Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan.  Each Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05  Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 9.06  Resignation of Agent.  The Administrative Agent and/or Collateral Agent may resign as such at any time upon at least 30 days’ prior notice to the Lenders and Borrowers.  Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor from among the Lenders.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent and/or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent and/or Collateral Agent, as applicable may, on behalf of the Lenders, appoint a successor Administrative Agent and/or Collateral Agent, as applicable, which successor shall be a commercial banking institution organized under the laws of the United States (or any state thereof) or a United States branch or agency of a commercial banking institution, and having combined capital and surplus of at least $250.0 million; provided, however, that if such retiring Administrative Agent and/or Collateral Agent, as applicable is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, the retiring Administrative Agent’s and/or Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent and/or Collateral Agent, as applicable hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as applicable.

Upon the acceptance of its appointment as Administrative Agent and/or Collateral Agent, as applicable, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and/or Collateral Agent, as applicable, and the retiring Administrative Agent and/or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder.  The fees payable by Borrowers to a successor Administrative Agent and/or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor.  After the Administrative Agent’s and/or Collateral Agent’s resignation hereunder, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent and/or Collateral Agent, as applicable, its respective sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and/or Collateral Agent, as applicable.

SECTION 9.07  Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08  No Other Duties, etc.  The Lenders identified in this Agreement, the Syndication Agent and the Documentation Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders.  Without limiting the foregoing, neither the Syndication Agent nor the Documentation Agent shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to the Syndication Agent and the Documentation Agent as it makes with respect to the Administrative Agent or the Collateral Agent or any other Lender in this Article IX.  Notwithstanding the foregoing, the parties hereto acknowledge that the Syndication Agent and the Documentation Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.

SECTION 9.09  Indemnification.  The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers or the Guarantors and without limiting the obligation of the Borrowers or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 9.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section 9.09 shall survive the payment of the Loans and all other amounts payable hereunder.

ARTICLE X.

MISCELLANEOUS

SECTION 10.01  Notices.

(a)                                  Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy as follows:

(i)                  if to any Loan Party, to Holdings at:

Department 56, Inc.

One Village Place

6436 City West Parkway

Eden Prairie, MN 55344

Attention:  Timothy J. Schugel, CFO

Telecopy No.: 952-943-4495

(ii)               if to the Administrative Agent or the Collateral Agent, to it at:

UBS AG, Stamford Branch

677 Washington Boulevard

Stamford, Connecticut 06901

Attention:  Vladimira Holeckova

Telecopy No.:  203-719-4176

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attention: William D. Brewer

Telecopy No.: (212) 294-4700

(iii)            if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopy shall be deemed to have been given when sent if confirmation of delivery is received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications shall be effective as provided in paragraph (b) below.

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 Posting.   Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Term Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to Borrowers from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) provided to Borrowers shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrowers shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

SECTION 10.02  Waivers; Amendment.

(a)                                  Generally.  No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender may have had notice or knowledge of such Default at the time.  No notice or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances.

(b)                                 Required Consents.  Subject to Section 10.02(c), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent, as applicable, and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i)                                     increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii)                                  reduce the principal amount of any Term Loan, or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)                               (A) change the scheduled final maturity of any Term Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Section 2.09, (B) postpone the date for payment of any interest or fees payable hereunder, (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Commitment beyond the Term Loan Maturity Date, in any case, without the written consent of each Lender directly affected thereby;

(iv)                              increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v)                                 permit the assignment or delegation by Borrowers of any of their rights or obligations under any Loan Document, without the written consent of each Lender;

(vi)                              release Holdings or all or substantially all of the Subsidiary Guarantors from their Guarantee, or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii)                           release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender;

(viii)                        change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Term Loan disbursements, without the written consent of each Lender directly affected thereby;

(ix)                                change any provision of this Section 10.02(b) or Section 10.02(c), without the written consent of each Lender directly affected thereby;

(x)                                   change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent; or

(xi)                                change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

provided, further, that

(1)                                  any waiver, amendment or modification prior to the completion of the primary syndication of the Commitments and Term Loans (as determined by the Arranger) may not be effected without the written consent of the Arranger; and

(2)                                  any waiver, amendment or modification of the Intercreditor Agreement (and any related definitions) may be effected without the consent of any Loan Party, so long as such amendment, waiver or modification does not impose any additional duties or obligations on the Loan Parties or alter or impair any right of any Loan Party under the Loan Documents.

(c)                                  Dissenting Lenders.  If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrowers shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination; provided, however, that Borrowers shall not have the right to replace a Lender solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to paragraph (iii) of Section 10.02(b); provided further that each replaced Lender receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 10.03  Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses.  The Loan Parties agree, jointly and severally, to pay all reasonable out-of-pocket expenses (including but not limited to expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) incurred by the Administrative Agent and the Collateral Agent in connection with the syndication of the credit facilities provided for herein and the preparation, execution and delivery, and administration of this Agreement and the other Loan Documents, or in connection with any amendments, modifications, enforcement costs, work-out costs, documentary taxes or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent and the Collateral Agent or any Lender in connection with the work-out, enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the fees, charges and disbursements of counsel for the Administrative

Agent and the Collateral Agent, and, in connection with any such enforcement or protection, or work-out, the fees, charges and disbursements of any other counsel for the Agents or any Lender.

(b)                                 Indemnification.  The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender, each Affiliate of any of the foregoing Persons and each of their respective directors, officers, trustees, employees and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges, expenses and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the Transactions, (ii) any actual or proposed use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, under or from any Property owned, leased or operated by any Company, or any Environmental Claim related in any way to any Company; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(c)                                  Reimbursement by Lenders.  To the extent that a Borrower fails to pay any amount required to be paid by it to the Agents under paragraph (a) or (b) of this Section 10.03, each Lender severally agrees to pay to the Agents, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any of the Agents in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure and unused Commitments at the time.

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  The provisions of this Section 10.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or any

Lender.  All amounts due under this Section 10.03 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

SECTION 10.04  Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrowers or any Lender shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans at the time owing to it); provided that

(i)                                     except in the case of any assignment made in connection with the primary syndication of the Commitment and Term Loans by the Arranger or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1.0 million, in the case of any assignment in respect of Term Loans and/or Term Loan Commitments, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Commitment assigned; and

(iii)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and such tax forms or information described in Section 4.01(q) as the Administrative Agent shall request.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in Stamford, Connecticut a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error, and Borrowers, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrowers, the Administrative Agent, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, Borrowers or the Administrative Agent, sell participations to any person (other than a natural person or Borrowers or any of Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents;

provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (e) of this Section, Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)                                  Limitations on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrowers or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Term Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

SECTION 10.05  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.12, 2.13, 2.15 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans, the expiration or termination the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06  Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                                  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

This Agreement and the other Loan Documents, and the Fee Letter, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.07  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding trust accounts) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrowers against any of and all the obligations of Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09  Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                  Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)                                 Submission to Jurisdiction.  Each Loan Party hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue.  Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 10.10  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 10.11  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12  Confidentiality.  Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of Borrowers or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) becomes available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis from a source other than Borrowers or any Subsidiary.  For the purposes of this Section 10.12, “Information” means all information received from Borrowers or any Subsidiary relating to Borrowers or any Subsidiary or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrowers or any Subsidiary; provided that, in the case of information received from a Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the Transactions (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulation Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the Transaction, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.

SECTION 10.13  USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrowers, which information includes the name, address and tax identification number of Borrowers and other information regarding Borrowers that will allow such Lender or the Administrative Agent, as applicable, to identify Borrowers in accordance with the Act.  This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees,

charges and other amounts which are treated as interest on such Term Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15  Lender Addendum.  Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, Borrowers and the Administrative Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

D 56, INC., as a Borrower

By:	/s/ Susan E. Engel
Name:	Susan E. Engel
Title:	Chairwoman & Chief Executive Officer

DEPARTMENT 56 RETAIL, INC., as a Borrower

By:	/s/ Susan E. Engel
Name:	Susan E. Engel
Title:	President

TIME TO CELEBRATE, INC., as a Borrower

By:	/s/ Susan E. Engel
Name:	Susan E. Engel
Title:	Chairwoman & Chief Executive Officer

LENOX, INCORPORATED, as a Borrower

By:	/s/ James G. Berwick
Name:	James G. Berwick
Title:	Chief Financial Officer

DEPARTMENT 56, INC., as a Guarantor

By:	/s/ Susan E. Engel
Name:	Susan E. Engel
Title:	Chairwoman & Chief Executive Officer

SUBSIDIARY GUARANTORS:

DEPARTMENT 56 SALES, INC.

By:	/s/ Susan E. Engel
Name:	Susan E. Engel
Title:	Chairwoman

CAN 56, INC.

By:	/s/ Susan E. Engel
Name:	Susan E. Engel
Title:	Chief Executive Officer

FL 56 INTERMEDIATE CORP.

By:	/s/ Susan E. Engel
Name:	Susan E. Engel
Title:	President & Chief Executive Officer

DID, INCORPORATED

By:	/s/ Edward Paolella
Name:	Edward Paolella
Title:	Vice President & Treasurer

UBS SECURITIES LLC,
as Arranger and Syndication Agent

By:	/s/ John C. Crockett
	Name:	John C. Crockett
	Title:	Director

By:	/s/ David A. Juge
	Name:	David A. Juge
	Title:	Managing Director

UBS AG, STAMFORD BRANCH,
as Administrative Agent and Collateral Agent

By:	/s/ Wilfred V. Saint
	Name:	Wilfred V. Saint
	Title:	Director
Banking Products Services, US

By:	/s/ Satioz Sikka
	Name:	Satioz Sikka
	Title:	Associate Director
Banking Products Services, US

WELLS FARGO FOOTHILL, LLC,
as Documentation Agent

By:	/s/ Sanat Amladi
	Name:	Sanat Amladi
	Title:	Vice President

Annex I

Amortization Table

Date	Term Loan Amount
March 31, 2006	$2,500,000
June 30, 2006	$2,500,000
September 30, 2006	$2,500,000
December 31, 2006	$2,500,000
March 31, 2007	$2,500,000
June 30, 2007	$2,500,000
September 30, 2007	$2,500,000
December 31, 2007	$2,500,000
March 31, 2008	$2,500,000
June 30, 2008	$2,500,000
September 30, 2008	$2,500,000
December 31, 2008	$2,500,000
March 31, 2009	$2,500,000
June 30, 2009	$2,500,000
September 30, 2009	$2,500,000
December 31, 2009	$2,500,000
March 31, 2010	$2,500,000
June 30, 2010	$2,500,000
September 30, 2010	$2,500,000
December 31, 2010	$2,500,000
March 31, 2011	$2,500,000
June 30, 2011	$2,500,000
Term Loan Maturity Date	$45,000,000